Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO BEAM THERAPEUTICS INC. IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of this 27th day of June, 2017 (the “Effective Date”), by and between Beam Therapeutics, Inc., a corporation existing under the laws of the State of Delaware, having a place of business at c/o F-Prime Capital, 1 Main Street 13th Floor Cambridge, MA 02142 (“Licensee”), and President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Richard A. and Susan F. Smith Campus Center, Suite 727,1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”).

WHEREAS, the technology claimed in the Patent Rights (as defined below) was developed by researchers at Harvard, including researcher Dr. David R. Liu;

WHEREAS, one or more of such researchers is an employee of the Howard Hughes Medical Institute (“HHMI”) and HHMI has assigned to Harvard its rights in those Patent Rights on which an HHMI employee is an inventor, subject to certain rights retained by HHMI as specifically described below;

WHEREAS, the research was sponsored in part by the Federal Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, Licensee wishes to obtain a license under the Patent Rights;

WHEREAS, Harvard desires to have products based on the inventions described in the Patent Rights developed and commercialized to benefit the public;

WHEREAS, such products may be applicable to the improvement of the health of individuals throughout the world; and

WHEREAS, Licensee has represented to Harvard, in order to induce Harvard to enter into this Agreement, that Licensee shall commit itself to commercially reasonable efforts to develop, obtain regulatory approval for and commercialize such products, and thereafter make them available to the public.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Abandoned Patent Rights” has the meaning set forth in Section 6.3.

1.2 “Achieved Milestone” has the meaning set forth in Section 4.3.5.

1.3 “Acquirer” has the meaning set forth in Section 4.7.

1.4 “Actual Series B Valuation Multiple” means the number, not to exceed [**], determined by dividing the Series B Pre-Money by the Series A Post-Money.

1.5 “Additional Securities” means shares of capital stock, convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee; provided that, “other rights to subscribe for, purchase or acquire” shall not include (i) preemptive or other rights to participate in new offerings of securities by Licensee after the Effective Date, (ii) obligations under a purchase agreement for preferred stock of Licensee to acquire additional shares of such preferred stock on the same terms as those purchased at an initial closing upon the passage of time or meeting (or waiver) of specified Licensee performance conditions or (iii) anti-dilution provisions that have not been triggered.

1.6 “Affiliate” means, with respect to a person, organization or entity, any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.

Notwithstanding the foregoing definition, until the earlier of the consummation of a Change of Control of Licensee or [**] after the closing of the initial public offering of securities of Licensee, (a) the Licensee’s investors shall not be considered to be Affiliates of the Licensee for purposes of this Agreement, including for purposes of Section 4.5, and (b) portfolio companies owned in whole or in part by the Licensee’s investors or any of them that have no legal connection to nor contract with the Licensee shall not be considered to be Affiliates of the Licensee for purposes of this Agreement, including for purposes of Section 4.5. A portfolio company owned in whole or in part by the Licensee’s investors or any of them that is not an Affiliate of the Licensee under the foregoing sentence and enters into a Sublicense agreement with Licensee shall not become an Affiliate of Licensee solely as a result of entering into such Sublicense agreement. A portfolio company that was not an Affiliate under the foregoing in this paragraph prior to [**] after the closing of the initial public offering of securities of Licensee shall not become deemed an Affiliate of Licensee merely by the passage of time (i.e., they shall retain after such time-point their previous non-Affiliate-of-Licensee status for purposes of this Agreement, unless and until a new control relationship is formed (after such point in time) between Licensee and the applicable portfolio company).

1.7 “Agreement” shall have the meaning set forth in the preamble.

1.8 “Anti-Dilution Shares” shall have the meaning set forth in Section 4.1.2.

1.9 “Base Editor” means [**].

1.10 “Base Editor Product” means [**].

1.11 “Base Editor Patent Rights” means any patent application identified under the heading “Base Editor Patent Rights” in Exhibit 1.70 (“Listed Base Editor Application”), and all other patent applications and patents that fall within the Patent Rights definition of this Agreement based upon the presence of any Listed Base Editor Application in Exhibit 1.70. The Base Editor Patent Rights are further subcategorized as “C-to-T Base Editor Patent Rights,” “A-to-G Base Editor Patent Rights” and “C-to-G Base Editor Patent Rights” (each a “Subcategory of Base Editor Patent Rights”).

1.12 “Bona Fide Proposal” means a bona fide proposal by [**] for the research, development and commercialization of a [**] Proposed Product. A Bona Fide Proposal shall include, at a minimum, [**].

1.13 “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 during the Term.

1.14 “Calendar Year” means any twelve (12) month period commencing on January 1.

1.15 “Cap Table” shall have the meaning set forth in Section 4.1.4.1.

1.16 “Challenging Party” has the meaning set forth in Section 4.5.

1.17 “Change of Control” means, with respect to Licensee, (a) a merger or consolidation of Licensee with a third party which results in the voting securities of Licensee outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a third party, together with its Affiliates, becomes the owner of more than fifty percent (50%) of the combined voting power of Licensee’s outstanding securities other than through issuances by Licensee of securities of Licensee in a bona fide financing transaction or series of related bona fide financing transactions, or (c) the sale, lease or other transfer to a third party of all or substantially all of Licensee’s assets or business to which this Agreement relates.

1.18 “Clinical Study” means a Phase 1 Clinical Study, Phase 2 Clinical Study, Phase 3 Clinical Study, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of an NDA or other similar application for Regulatory Approval (appropriate to the type of product candidate or product).

1.19 “Competitor” means any entity (a) listed in Exhibit 1.19 or (b) that is an Affiliate of an entity described under the foregoing clause (a). Licensee shall have the right to make good faith updates to the Competitors listed in Exhibit 1.19, by written notice to Harvard from time to time, to account for changes since the Effective Date in the entities that, upon the advice of patent counsel to Licensee, Licensee reasonably believes hold or claim to hold a blocking patent position on any Base Editor or any form of Base Editing (other than such position based on a [**] or indication).

For purposes of determining the meaning of the term “Affiliate” in the foregoing clause (b) of this definition with respect to a competitor entity, the second paragraph of Affiliate set forth in Section 1.6 shall be replaced with the following: “Notwithstanding the foregoing definition, (a) a competitor entity’s investors shall not be considered to be Affiliates of such competitor entity and (b) portfolio companies owned in whole or in part by such competitor entity’s investors that have no legal connection to nor contract with such competitor entity shall not be considered Affiliates of such competitor entity for purposes of this Agreement, including for purposes of this Section 1.19. A portfolio company owned in whole or in part by such competitor entity’s investors that is not an Affiliate of such competitor entity under the foregoing sentence and enters into a licensing agreement with such competitor entity shall not become an Affiliate of such competitor entity solely as a result of entering into such licensing agreement.

1.20 “Confidential Information” shall have the meaning set forth in Section 11.1.1.3.

1.21 “Covered” means, with respect to a given product, process, method or service, that a Valid Claim would (absent a license thereunder or ownership thereof) be infringed by the making, using, selling, offering for sale, importation or other exploitation of such product, process, method or service. With respect to a claim of a pending patent application, “infringed” refers to activity that would infringe or be covered by such Valid Claim if it were contained in an issued patent. Cognates of the word “Covered” shall have correlative meanings.

1.22 “Developed Country” means any country other than a Developing Country on the Effective Date and any countries that cease to be Developing Countries after the Effective Date from and after the date that they cease to be Developing Countries in accordance with the definition below.

1.23 “Developing Country” means any low-income or lower-middle-income country, as defined by the World Bank, other than those countries listed in Exhibit 1.23.

1.24 “Development Milestones” means the development and regulatory milestones set forth in Exhibit 3.1.1 hereto.

1.25 “Development Plan” means the plan for the development and commercialization of Licensed Products attached hereto as Exhibit 3.2 as such plan may be adjusted from time to time pursuant to Section 3.2.

1.26 [**]

1.27 “Dispute” shall have the meaning set forth in Section 11.7.

1.28 “Effective Date” shall have the meaning set forth in the preamble.

1.29 “Enabled Product” means any product that (a) is made, identified, discovered, developed, optimized, characterized, selected, derived from or determined to have utility, in whole or in part, by the use or modification of any Patent Rights or any technology or invention described therein or Covered thereby and is (b) is not a Licensed Product.

1.30 “EU” means the European Union.

1.31 “EU Major Market Countries” means the United Kingdom, Germany, Italy, France and Spain.

1.32 “Exempted Issuances” means: shares of common stock issued or issuable, and options, warrants or other rights to purchase Common Stock sold, issued or issuable, by Licensee (i) to a corporation, partnership or other entity (other than a corporation, partnership or other entity that is an Affiliate (which definition for purposes of this Section 1.32 shall be deemed to exclude the second paragraph of Section 1.6)) of Licensee or to the shareholders of such corporation, partnership or other entity pursuant to the acquisition of such corporation, partnership or other entity by Licensee by merger, purchase of substantially all of the assets or similar transaction (but excluding any shares, options, warrants or other rights issued or issuable as incentive compensation); and (ii) to an academic institution, inventor, biopharmaceutical company, or intellectual property holding company (in each case, other than a corporation, partnership or other entity that is an Affiliate (which definition for purposes of this Section 1.32 shall be deemed to exclude the second paragraph of Section 1.6)) of Licensee in consideration of such person’s entering into a sponsored research, collaboration, technology or intellectual property license, development, OEM, marketing or other similar agreement with Licensee, including any such agreement entered into in settlement of litigation (but excluding any shares, options, warrants or other rights issued or issuable as incentive compensation); provided, however, that shares issued or issuable to an investor in Licensee in connection with any transaction contemplated under clause (i) or (ii) (other than shares issued to such investor as a shareholder of an entity as contemplated under clause (i)) shall not be Exempted Issuances.

1.33 “Executive Officers” shall have the meaning set forth in Section 11.7.

1.34 “Explanation” shall have the meaning set forth in Section 3.4.

1.35 “FDA” means the United States Food and Drug Administration.

1.36 “Field” means the prevention or treatment of any and all human disease(s) and condition(s), [**]. The Field excludes the field of agriculture (including improving the nutritional contents of food crops and/or food animals for use as food, where the ultimate product is regulated as a food rather than a drug, biologic, or other form of therapeutic). To avoid doubt, the Field also excludes research, development, commercialization or other use or exploitation of products for non-human animal or plant applications.

1.37 “Financing Threshold” means an aggregate total investment of [**] U.S. Dollars ($[**]) in cash since the date of incorporation or formation of Licensee, in one or a series of related or unrelated transactions, in each case, in exchange for Licensee’s capital stock.

1.38 “First Commercial Sale” means the date of the first sale by Licensee, its Affiliate or a Sublicensee of a Licensed Product to a third party for end use or consumption of such Licensed Product following receipt of any required Regulatory Approval in the country in which such Licensed Product is sold, excluding, however, any sale or other distribution for use in a clinical study.

1.39 “FSFD” means, with respect to a clinical study, the first dose of the first subject dosed in such clinical study.

1.40 “Fully-Diluted Basis” means, as of a specified date, the number of shares of common stock of Licensee then-outstanding plus the number of shares of common stock of Licensee issuable upon exercise or conversion of then-outstanding convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee (which shall be determined without regard to whether such securities or rights are then vested, exercisable or convertible) plus, without duplication, the number of shares reserved and available for future grant under any then-existing equity incentive plan of Licensee; provided that, for clarity, “other rights to subscribe for, purchase or acquire” shall not include (i) preemptive or other rights to participate in new offerings of securities by Licensee, (ii) obligations under a purchase agreement for preferred stock of Licensee to acquire additional shares of such preferred stock on the same terms as those purchased at an initial closing upon the passage of time or meeting (or waiver) of specified Licensee performance conditions or (iii) anti-dilution provisions that have not been triggered.

1.41 [**]

1.42 “Generic/Biosimilar Product” means, with respect to a Licensed Product in a particular country, any pharmaceutical, biopharmaceutical (including gene therapies and cell therapies), or biologic product that: (a) (i) contains the same active pharmaceutical ingredient(s) as such Licensed Product, and is approved by the Regulatory Authority in such country with the same or substantially the same labeling as such Licensed Product for at least one indication in the Field or (ii) is approved by the Regulatory Authority in such country or jurisdiction as a substitutable generic or substitutable biosimilar for such Licensed Product for an indication in the Field or otherwise is approved in a manner that relied on or incorporated data submitted by Licensee, its Affiliates or Sublicensees, in connection with the regulatory filings for such

Licensed Product, including through an ANDA or 505(b)(2) NDA, or any enabling legislation thereof, or any similar procedure provided for biosimilars or that may be applicable to gene therapy products in each case now or in the future; and (b) is sold in such country or jurisdiction by a third party that is not a Sublicensee or an Affiliate of Licensee, or a distributor of any of them. Any product or component thereof (including any Licensed Product or component thereof) licensed, marketed, sold, manufactured or produced by Licensee or its Affiliates or Sublicensees, or any distributor of any of them, will not constitute a Generic/Biosimilar Product (but the identical product marketed by another third party is a Generic/Biosimilar Product if it falls within the definition thereof as set forth herein).

1.43 “Harvard” shall have the meaning set forth in the preamble.

1.44 “Harvard Confidential Information” shall have the meaning set forth in Section 11.1.1.1.

1.45 “Harvard Names” shall have the meaning set forth in Section 11.4.

1.46 “HHMI” shall have the meaning set forth in the preamble.

1.47 “HHMI Indemnitees” shall have the meaning set forth in Section 9.1.3.

1.48 “HHMI Names” shall have the meaning set forth in Section 11.4.

1.49 “IND” means an FDA Investigational New Drug application, or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.50 “Initial Public Offering” means a firm-commitment underwritten public offering of equity securities by Licensee (or an Acquirer) or its (or their) Affiliate pursuant to an effective registration statement under the Securities Act of 1933, as amended.

1.51 “Initiation of GLP Toxicology” means the first dose in a non-human animal of a Licensed Product in toxicology testing conducted in accordance with Good Laboratory Practices under the guidelines of 21 U.S. CFR.§ 58.1 et seq. (or its successor regulation) with the intention of using the results of toxicology testing in support of the filing of an IND for which other IND-enabling activities have been completed or are underway at the time of determination of “achievement of Initiation of GLP Toxicology.”

1.52 “Indemnitees” shall have the meaning set forth in Section 9.1.1.

1.53 “Law” shall have the meaning set forth in Section 11.1.3.3.

1.54 “Licensed Product” means on a country-by-country basis, (a) any product candidate or product the making, using, selling, offering for sale, importing or exporting of which in the country in question would (without the license granted hereunder) infringe directly, indirectly by inducement of infringement, or indirectly by contributory infringement, at least one pending Valid Claim of the Base Editor Patent Rights (were it to have issued) or issued Valid Claim of the Base Editor Patent Rights in that country, or (b) any Base Editor Product the making, using, selling, offering for sale, importing or exporting of which in the country in question would (without the license granted hereunder) infringe directly, indirectly by inducement of infringement, or indirectly by contributory infringement, at least one pending Valid Claim of the Supporting Technology Patent Rights (were it to have issued) or issued Valid Claim of the Supporting Technology Patent Rights in that country.

1.55 “Licensee” shall have the meaning set forth in the preamble.

1.56 “Licensee Confidential Information” shall have the meaning set forth in Section 11.1.1.2.

1.57 “Licensee Patents” shall have the meaning set forth in Section 1.69.

1.58 “Loss of Market Exclusivity” means, on a Licensed Product-by-Licensed Product, country-by-country, and Calendar Year-by-Calendar Year basis, the following has occurred:

(a) the Net Sales of such Licensed Product in such country in such Calendar Year are less than [**] percent ([**]%) of the peak [**] Net Sales of such Licensed Product in such country in any preceding [**];

(b) the decline in such Net Sales is attributable in material part to the marketing or sale in such country of a Generic/Biosimilar Product with respect to such Licensed Product by a third party that is not a Sublicensee or a distributor of any of Licensee or its Affiliates or Sublicensees for the applicable Licensed Product;

(c) Such Generic/Biosimilar Product is being marketed and sold by such third party in the Calendar Year for which a determination of Loss of Market Exclusivity is being made; and

(d) Licensee has used (or has commenced using or is in the course of using) reasonable commercial efforts to exclude such Generic/Biosimilar Product from marketing or sale by such third party in such country.

1.59 “Maintenance Fees” has the meaning set forth in Section 4.2.

1.60 “[**] License” has the meaning set forth in Section 2.5.10.

1.61 “Milestone Event” means any milestone event indicated in Section 4.3.1 or 4.3.2.

1.62 “NDA” means a New Drug Application filed with the FDA or an equivalent application to any Regulatory Authority (including a Biologies License Application, or BLA, or its foreign equivalent) requesting Regulatory Approval for a new product.

1.63 “Net Sales” means the gross amount billed or invoiced by or on behalf of Licensee, its Affiliates, and Sublicensees (in each case, the “Invoicing Entity”) on sales, leases or other transfers of Licensed Products, less the following to the extent applicable with respect to such sales, leases or other transfers and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts to the extent actually allowed and taken (including discounts in the form of inventory management fees and chargebacks); (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Licensed Products; (c) customer freight and/or insurance charges that are paid by or on behalf of the Invoicing Entity; (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; (e) rebates granted or given; and (f) a reasonable allowance for uncollectible accounts; provided that:

1.63.1 in any transfers of Licensed Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for the purpose of resale by such Affiliate and not for use in a clinical trial or compassionate use or as free marketing samples, Net Sales will be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business, and

1.63.2 in the event that an Invoicing Entity receives non-cash consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of an Invoicing Entity, Net Sales will be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business, not to exceed the list price of the Licensed Products in any event.

Transfers of Licensed Products by an Invoicing Entity to its Affiliate or a Sublicensee for resale by such Affiliate or Sublicensee or use in clinical trials, for compassionate use, or use as free marketing samples, will not be deemed Net Sales. Instead, if applicable, Net Sales will be determined based on the gross amount billed or invoiced by such Affiliate or Sublicensee upon resale of such Licensed Products to a third party purchaser. Transfers of Licensed Products by an Invoicing Entity for use in clinical trials, for compassionate use, or use as free marketing samples will not be deemed Net Sales unless such Invoicing Entity bills or invoices for such Licensed Products, in which case, Net Sales will be determined based on the gross amount billed or invoiced by such Invoicing Entity upon transfer for such use.

Notwithstanding the foregoing definition, to the extent of Net Sales arising under a Sublicense, provided that the net Sales royalty to Licensee under such Sublicense after subtracting the Net Sales royalty to Harvard is at least as great as the royalty to Harvard provided for hereunder, the definition that shall be used to calculate Net Sales for purposes of this Agreement shall be such reasonable and customary Net Sales definition as is set forth in the Sublicense agreement, rather than the definition set forth above.

1.64 “Non-Human/Recombinant Materials” means any non-human animal, chimera, non-human animal cell, cell from a chimera, non-human organ, organ from a chimera, non-human cell, portion of any of the foregoing, plant, plant cell, or portion of or material derived from any of the foregoing, including any item in the foregoing list that may also contain human genetic material or genetic material of human origin or be otherwise genetically engineered.

1.65 “Non-Royalty Sublicense Income” means all consideration received by Licensee or its Affiliates for a Sublicense such as license or distribution fees, milestone or option payments, or license maintenance fees, including any consideration received by Licensee under a Sublicense, but excluding reimbursement of future research and development by or for the Licensee at Licensee’s fully burdened cost, reimbursement for patent expenses (including prosecution and enforcement expenses) paid to third parties at out-of-pocket cost to Licensee, reimbursement of commercialization expenses of Licensee under a co-promotion arrangement at Licensee’s cost (determined in accordance with U.S. generally accepted accounting principles consistently applied), reimbursement of license, option, or other fees paid to third parties at out-of-pocket cost to Licensee, proceeds from equity investments to the extent at fair market value, principal amount of loans to the extent not forgiven, and royalties on Net Sales of Licensed Products. To avoid doubt as to the calculation of Non-Royalty Sub license Income, “equity investments to the extent at fair market value” means that only a premium over the fair market value of the security received for the equity investment (such fair market value being determined by reference to the price paid by a non-Sublicensee Third Party for the equivalent Licensee security (equal to such price wherever available) or by a reasonable methodology where such non-Sublicensee Third Party price is not available) would be included in Non-Royalty Sublicense Income, and if a loan is partially forgiven, then only the forgiven portion of the loan would be included in the Non-Royalty Sublicense Income. In the event that non-cash consideration is received as Sublicense Income, Sublicense Income shall be calculated based on the fair market value of such non-cash consideration, or, at Licensee’s election, Licensee may distribute Harvard’s share to Harvard in kind; provided that Licensee may only elect to make such a distribution if such non-cash consideration is a freely transferable security (except for such restrictions on transfer imposed by law). For clarity, a license of intellectual property rights that are necessary for Licensee to make, have made use, have used, sell, offer for sale, have sold, export and import Licensed Products, and other routine contractual covenants that do not involve the payment of any monetary consideration and are customary in the type of deal that the Sublicense is included in (including covenants providing for the research, development, supply, and commercialization responsibilities of the Sublicensee, confidentiality provisions, licenses or other rights or forbearances with respect to improvements and other technologies and intellectual property, retention of co-promotion rights or options to obtain co-promotion rights to the Licensed Product(s) covered by such Sublicense, and indemnification) shall not be deemed non-cash consideration. For purposes of this Section, “all consideration received by Licensee or its Affiliates for a Sublicense” shall include all consideration received by Licensee or its Affiliates for any option, license, sublicense, standstill, covenant not to sue or other right granted under any other rights owned or controlled (for example, by virtue of a license granted by a third party) by Licensee or its Affiliate, or other agreement or arrangement entered into by Licensee or its Affiliate, in connection with a Sublicense. All rights relevant to making, using, selling, offering to sell or importing particular Licensed Products or Enabled Products to which a Sublicense relates shall be included in or deemed to be granted in connection with the Sublicense under which the rights granted to Licensee hereunder are sublicensed with respect to such Licensed Products or Enabled Products. If Licensee has an opportunity to enter into a profit sharing deal involving a Sublicense, and requests discussions with Harvard, then Harvard shall discuss and negotiate in good faith with Licensee for an appropriate exclusion from Non-Royalty Sublicense Income for payments made as a share of profits (as opposed to milestones or other similar payments) and/or opportunity for Harvard to participate in a portion of the profit share (e.g., the opportunity for Harvard to fund a percentage of the Licensee’s share of the profit share (and be responsible for the same proportion of losses in the profit share) in exchange for receiving such same percentage of the profit share payments received by Licensee in such deal), and if the parties reach written agreement as to any of the foregoing it shall supersede this definition with respect to such profit share; recognizing that a profit share deal would likely be un-economic for the Licensee to enter into without such an exclusion or other arrangement with Harvard, Harvard agrees to negotiate promptly and in good faith with Licensee. In addition, to the extent that Licensee enters into a cross-license with a Third Party to achieve freedom-to-operate for Licensed Products while providing the Third Party with freedom-to-operate with respect to all or some portion of the Licensed Patents, the value of the licenses to Licensee as part of such cross-license, and the other routine contractual covenants by other parties to such cross-license, shall not be deemed to give rise to Non-Royalty Sublicense Income for purposes of this Agreement. In addition, no Change of Control transaction or other transaction giving rise to potential payments under Section 4.7 of this Agreement shall be deemed to be a Sublicense nor to give rise to Non-Royalty Sublicense Income.

1.66 “Osage” means Osage University Partners or any fund under common management with Osage University Partners.

1.67 “Other Active Component(s)” shall have the meaning set forth in Section 4.4.5.

1.68 “Party” or “party” means Harvard or Licensee and “Parties” or “parties” means both of them.

1.69 “Patent Challenge” means any direct — or indirect through the actions of another acting on Licensee’s, its Affiliate’s, or a Sublicensee’s behalf or upon its or their instruction—dispute or challenge, or any knowing, willful, or reckless assistance in the dispute or challenge by another, of the validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership or enforceability of any Patent Right or any claim thereof, or opposition or assistance in the opposition of the grant of any letters patent within the Patent Rights, in any legal or administrative proceedings in a court of law, before the United States Patent and Trademark Office or other similar agency or tribunal in any jurisdiction, or in arbitration including, without limitation, by reexamination, inter partes review, opposition, interference, post-grant review, nullity proceeding, preissuance submission, third party submission, derivation proceeding or declaratory judgment action. For clarity, a Patent Challenge shall not include (1) arguments made by Licensee that (a) distinguish the inventions claimed in patents or patent applications owned or controlled by Licensee (“Licensee Patents”) from those claimed in the Patent Rights but (b) do not disparage the Patent Rights or challenge the validity, scope, or enforceability of the Patent Rights’ claims (excluding any claims that have been abandoned, lapsed, expired, or are otherwise no longer in force) under applicable patent laws, regulations or administrative rules, in each case (i) in the ordinary course of ex parte prosecution of the Licensee Patents or (ii) in inter partes proceedings before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction (excluding interferences or derivation proceedings), or in arbitration, wherein the Licensee Patents have been challenged; (2) arguments or assertions as to whether the Patent Rights Cover a given product, to the extent arising in a Suit brought by Harvard; (3) Licensee payments of patent costs to another licensor or assignor of Licensee Patent Rights as required by the agreement under which the Licensee obtained rights to such patent rights, even if the licensor or assignor is engaging in behavior or presenting arguments that would themselves be considered a Patent Challenge if done by the Licensee; nor (4) Licensee being named as an essential party, real party in interest or other status similar to either of the foregoing, in an interference between Patent Rights and Licensee Patents or other adversarial proceeding similar to an interference.

1.70 “Patent Rights” means, in each case to the extent owned and controlled by Harvard: (a) the patents and patent applications listed in Exhibit 1.70 (including the PCT and/or U.S. utility application claiming priority to such application(s) that are filed on such application(s)); (b) any patent or patent application to which any patent application identified in (a) claims priority and any patent or patent application that claims priority to (excluding continuation-in-part patents or patent applications except to the extent described in (d) below) or is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or resulting patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d) ; and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of or based on any patents and patent applications identified in any of (a) through (e).

1.71 “Phase 1 Clinical Study” means a clinical study in any country involving the initial introduction of an investigational new drug into humans, typically designed to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. In the United States, “Phase 1 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(a).

1.72 “Phase 2 Clinical Study” means a human clinical study in any country conducted to evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and, possibly, to determine the common short-term side effects and risks associated with the drug. In the United States, “Phase 2 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (b).

1.73 “Phase 3 Clinical Study” means a human clinical study in any country, whether controlled or uncontrolled, that is performed after preliminary evidence suggesting effectiveness of the drug under evaluation has been obtained, and intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling. In the United States, “Phase 3 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (c).

1.74 “Plan” shall have the meaning set forth in Section 3.4.

1.75 [Reserved].

1.76 “Proceeds Factor” means a number, not more than [**], determined by dividing the gross proceeds to Licensee from an applicable sale of Series B Preferred Stock by $[**].

1.77 “Regulatory Approval” means, with respect to a particular product or service, receipt of all regulatory clearances or approvals (which in the case of the EU may be through the centralized procedure) required in the jurisdiction in question for the sale of the applicable product or service in such jurisdiction, including receipt of pricing approval, if any, legally required for such sale.

1.78 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the clinical testing, manufacturing and marketing of a Licensed Product, including, in the United States, the FDA and the RAC.

1.79 “Related Product” means with respect to a Licensed Product (the “reference Licensed Product”), a Licensed Product targeting (a) the [**] and (b) (i) same [**] or [**] or (ii) a [**] or [**] whose alteration would have the same intended clinical outcome in the same intended patient population, in each case of clause (a), (b)(i) and (b)(ii) as the reference Licensed Product.

1.80 “RNA Editor” means a Base Editor that solely converts a nucleobase in polyribonucleic acid.

1.81 “RNA Editor Product” means a product candidate or product that contains or delivers an RNA Editor.

1.82 “Series A Investors” means [**], together with any other investors under common management with the foregoing.

1.83 “Series A Post-Money” means an amount determined by multiplying (a) the weighted average price per share of the Series A Preferred Stock sold by Licensee to the Series A Investors prior to the time of determination of the Actual Series B Valuation Multiple by (b) the number of shares of outstanding capital stock of Licensee on a Fully-Diluted Basis immediately prior to the first sale and issuance of Series B Preferred Stock (excluding for this purpose any securities issued in a bridge or similar financing that are convertible into, and are, at such first sale and issuance, converted into, Series B Preferred Stock). For purposes of the foregoing, any shares of Series A Preferred Stock that are deemed Series B Preferred Stock by operation of the definition of Series B Preferred Stock shall he excluded from the calculation of the weighted average price per share of the Series A Preferred Stock for purposes of clause (a) and shall be deemed excluded from the number of shares of outstanding capital stock for purposes of clause (b).

1.84 “Series A Preferred Stock” means Licensee’s Series A Preferred Stock, par value $0.0001 per share.

1.85 “Series B Pre-Money” means an amount determined by multiplying (a) the weighted average price per share of Series B Preferred Stock sold by Licensee in a closing at the time of determination of the Actual Series B Valuation Multiple (including in any such weighted average calculation any discount attributable to the conversion of the first up-to-$[**] in principal amount of debt securities issued in a bridge or similar financing that converted into Series B Preferred Stock and excluding any other discount attributable to the conversion of such debt securities in excess of the first up-to-$[**] in principal amount) by (b) the number of shares of outstanding capital stock of Licensee on a Fully-Diluted Basis immediately prior to such closing (excluding for this purpose any securities issued in a bridge or similar financing that are convertible into, and are, at such closing, converted into, Series B Preferred Stock).

1.86 “Series B Preferred Stock” means any series of preferred stock of Licensee sold by Licensee in a financing transaction other than Series A Preferred Stock, provided that if Licensee has sold $[**] of Series A Preferred Stock, the term “Series B Preferred Stock” shall include any additional shares of Series A Preferred Stock sold by Licensee.

1.87 “Shares” has the meaning set forth in Section 4.1.1.

1.88 “Skipped Milestone” has the meaning set forth in Section 4.3.5.

1.89 “Subcategory Product Milestones” means the Development Milestones identified under the heading “Subcategory Product Milestones” in Exhibit 3.1.1.

1.90 “Sublicense” means: (a) any right (including any sublicense or covenant not to sue) granted by Licensee to any third party, under or with respect to or permitting any use or exploitation of any of the Patent Rights or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products or Enabled Products; (b) any option or other right granted by Licensee to any third party to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee toward any third party not to grant any of the rights described in clause (a) or (b) to any other third party; in each case regardless of whether such grant of rights, option, standstill, or similar undertaking is referred to or is described as a sublicense. In addition, a transfer of an Affiliate of Licensee that holds any right, license, option or other right of the type described above (i.e., that would fall within this definition of Sublicense had such right, license, option or other right been granted by Licensee to a third party) to a third party (whether by merger, sale of assets, sale of stock or otherwise) shall be deemed a Sublicense.

1.91 “Sublicensee” means any person or entity granted a Sublicense.

1.92 “Subscription Agreement” means a Subscription Agreement in the form attached hereto as Exhibit 4.1.1.

1.93 “Supporting Technology Patent Rights” means any patent application identified under the heading “Supporting Technology Patent Rights” in Exhibit 1.70 (“Listed Supportive Technology Filings”), and all other patent applications and patents that fall within the Patent Rights definition of this Agreement based upon the presence of any Listed Supportive Technology Filing in Exhibit 1.70.

1.94 “Term” means the term of this Agreement as set forth in Section 10.1.

1.95 “Third Party” or “third party” means an entity that is not Harvard, Licensee, or an Affiliate of Licensee.

1.96 “[**] Proposed Product” means an actual or potential Licensed Product [**] that (a) [**] is actively researching, developing or commercializing and (b) with respect to which [**] has not entered into an agreement containing an option that remains in effect or a term sheet under which Licensee remains in good faith negotiations of a definitive agreement.

1.97 “United States” means the United States of America.

1.98 “Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review, or not appealed or put in for review within the applicable statutory or regulatory period; or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been asserted and continues to be prosecuted in good faith, (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling, and (iii) has not been pending more than [**] years from the date of the first substantive office action on the filing. A pending claim that ceases to be a Valid Claim due to the foregoing time limit shall, if it later issues, qualify again as a Valid Claim, provided that it meets the requirements of clauses (a)(i)-(iv) of the foregoing definition.

1.99 “Valuation Factor” means a number, not to exceed [**], determined by dividing the Actual Series B Valuation Multiple by [**]; provided, however, that if the Series B Preferred Stock sold by Licensee that gives rise to an obligation by Licensee to make a payment under Section 4.3.2.2 is sold in a financing transaction in which the Series A Investors, along with other investors who purchased Series A Preferred Stock sold by Licensee prior to the time of determination of the Actual Series B Valuation Multiple, purchase more than [**] percent ([**]%) of the Series B Preferred Stock sold in such financing transaction, the Valuation Factor shall be [**].

1.100 “Xeno-Transplantation” [**].

2. License.

2.1 License Grants

2.1.1 Exclusive License Grants.

2.1.1.1 Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee an exclusive, worldwide, royalty-bearing license, sublicensable solely in accordance with Section 2.4 below, under the Base Editor Patent Rights, solely to make, have made, offer for sale, sell, have sold and import Licensed Products, solely for use within the Field. The foregoing exclusive license to make and have made Licensed Products solely for use within the Field expressly includes the exclusive license to make and have made in Non-Human/Recombinant Materials a Licensed Product solely for use within the Field.

2.1.1.2 Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee an exclusive, worldwide, royalty-bearing license, sublicensable solely in accordance with Section 2.4 below, under the Supporting Technology Patent Rights, solely to make, have made, offer for sale, sell, have sold and import Base Editor Products, solely for use within the Field. The foregoing exclusive license to make and have made Base Editor Products solely for use within the Field expressly includes the exclusive license to make and have made in Non-Human/Recombinant Materials a Base Editor Product solely for use within the Field.

2.1.1.3 For the avoidance of doubt, the exclusive licenses under this Section 2.1.1 do not include a license to make, have made, offer for sale, sell, have sold and import Enabled Products.

2.1.2 Non-Exclusive License Grant. Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee a non-exclusive, worldwide, royalty-bearing license, sublicensable solely in accordance with Section 2.4 below, under the Patent Rights, to research, have researched, develop (including human clinical development) and have developed (including human clinical development) Enabled Products. Such license shall not include selling, offering for sale, having sold, importing or otherwise commercializing Enabled Products.

2.2 Reservation of Rights, Certain Restrictions. Notwithstanding anything herein to the contrary:

2.2.1 Harvard retains the right, for itself and for other not-for-profit research organizations, to practice the Patent Rights within the scope of the license granted above, solely for research, educational and scholarly purposes;

2.2.2 the United States federal government retains rights in the Patent Rights pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. will be subject to modification as may be required to conform to the provisions of those statutes and regulations;

2.2.3 Harvard retains the rights, for itself, set forth in Sections 2.5, 3.1.2, 3.1.3 and 6.3;

2.2.4 Further, Licensee acknowledges that it has been informed that the Patent Rights were developed, at least in part, by employees of HHMI and that HHMI has a fully paid-up, non-exclusive, irrevocable, worldwide license to exercise any intellectual property rights with respect to such Patent Rights for research purposes, with the right to sublicense to non-profit and governmental entities (the “HHMI License”). Any and all licenses and other rights granted under this Agreement are explicitly made subject to the HHMI License; and

2.2.5 Further, Licensee agrees that the licenses granted by Harvard to Licensee hereunder shall not include any license under the Patent Rights for human germline modification, including intentionally modifying the DNA of human embryos or human reproductive cells (the field of “Human Germline Modification”). Harvard hereby covenants that it shall not grant any entity any license under the Patent Rights to practice Human Germline Modification. Licensee agrees that it shall not use the Patent Rights for Human Germline Modification.

2.3 Affiliates. The licenses granted to Licensee under Section 2.1.1 and Section 2.1.2 include the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by one or more of Licensee’s Affiliates, solely on Licensee’s behalf; provided, however, that:

2.3.1 prior to any Affiliate exercising or performing any of Licensee ’ s rights or obligations under this Agreement, such Affiliate shall agree in writing with Licensee to be bound by the terms and conditions of this Agreement as if it were Licensee hereunder, including specific written agreement (a) to indemnify, defend and hold Indemnitees and HHMI Indemnitees harmless, and carry insurance, under the same terms as Article 9 of this Agreement, and (b) that Harvard and HHMI are express third party beneficiaries of such writing; provided that nothing in this Section 2.3.1 is intended to increase the payments (or the number of payments) to Harvard under this Agreement (for non-limiting examples, an Affiliate agreeing to the terms and conditions of this Agreement as if it were Licensee hereunder shall not increase the number of times the milestone tables in Article 4 can be run and shall not give rise to additional Win State Payments);

2.3.2 no such Affiliate shall be entitled to grant, directly or indirectly, to any third party any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights, including any right to develop, manufacture, market or sell Licensed Products;

2.3.3 prior to any Affiliate exercising or performing any of Licensee’s rights or obligations under this Agreement, such Affiliate shall agree in writing that it shall not practice the license under the Patent Rights for Human Germline Modification (except to the extent that the Licensee would have the right to do so after notice from Harvard of a permitted application within Human Germline Modification); and

2.3.4 any act or omission taken or made by an Affiliate of Licensee under this Agreement will be deemed an act or omission by Licensee under this Agreement.

2.4 Sublicenses.

2.4.1 Sublicense Grant. Licensee will be entitled to grant Sublicenses to third parties under the licenses granted pursuant to Section 2.1 subject to the terms of this Section 2.4; provided, however, that no Sublicense may be granted under the license granted pursuant to Section 2.1.2 except in connection with a bona fide collaboration with a third party to research or develop one or more Licensed Product(s) under a Sublicense granted under the licenses granted pursuant to Section 2.1.1. Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement. The Parties agree that any such Sublicense granted under the license granted pursuant to Section 2.1.2 shall not become invalid hereunder even if the original Licensed Product(s) that were included in the subject matter of such Sublicense under the licenses granted pursuant to Section 2.1.1 cease to be Licensed Product(s) at a later date or fail or are discontinued in development and shall instead continue in full force and effect.

2.4.2 Sublicense Agreements. Licensee shall grant sublicenses pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following:

2.4.2.1 all provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement;

2.4.2.2 a section requiring Sublicensee to indemnify, defend and hold Indemnitees and HHMI Indemnitees harmless, and carry insurance, under the same terms set forth in Article 9 of this Agreement (which obligation to indemnify, defend, and hold harmless, to avoid doubt, may be limited to the activities under the Sublicense (e.g., the Sublicensee shall not be required to indemnify for activities arising under other unrelated Sublicenses to unrelated Third Parties)), which also will state that the Indemnitees and HHMI Indemnitees are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

2.4.2.3 a statement that Harvard is an intended third party beneficiary of such Sublicense for the purpose of enforcing all patent challenge, indemnification, and insurance provisions of such Sublicense and enforcing the right to terminate such Sublicense for breach of the patent challenge, indemnification and insurance provisions of such Sublicense; and a statement that HHMI is an intended third party beneficiary of such Sublicense for the purpose of enforcing HHMI’s rights, including indemnification and insurance provisions, under this Agreement;

2.4.2.4 a provision stating that in the event Sublicensee directly or indirectly brings, assumes, or participates in, or knowingly, willfully or recklessly assists in bringing, a Patent Challenge then Licensee shall be entitled to terminate the Sublicense;

2.4.2.5 a provision clarifying that, in the event of termination of the licenses set forth in Section 2.1 (in whole or in part (e.g., termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license;

2.4.2.6 a provision prohibiting the Sublicensee from sublicensing its rights under such Sublicense agreement through more than [**] additional tiers, provided that such further Sublicense also shall comply with the terms of this Section 2.4;

2.4.2.7 a provision requiring the Sublicensee to notify Licensee of the achievement of each milestone described in Section 4.3.1 within [**] days after such achievement;

2.4.2.8 a provision requiring the Sublicensee to comply with Section 8.1 (Compliance with Law) and Section 11.4 (Use of Name) of this Agreement;

2.4.2.9 a provision requiring the Sublicensee to agree that it shall not use the Patent Rights for Human Germline Modification; and

2.4.2.10 a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of Harvard, except that Sublicensee may assign the Sublicense agreement to a successor in connection with the merger, consolidation or sale, lease or other transfer of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any permitted assignee agrees in writing to be bound by the terms of such Sublicense agreement.

2.4.3 Delivery of Sublicense Agreement. Licensee shall furnish Harvard with a fully executed copy of any Sublicense agreement, promptly after its execution. Harvard shall keep all such copies in its confidential files and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing Harvard’s rights under this Agreement. Licensee shall be entitled to redact sensitive information and/or research plans not reasonably required to monitor Licensee’s and Sublicensee’s compliance with their obligations hereunder and enforcing Harvard’s rights under this Agreement.

2.4.4 Breach by Sublicensee. Licensee shall be responsible for any breach of a Sublicense agreement by any Sublicensee that results in a material breach of this Agreement. Licensee shall either (a) cure such breach in accordance with Section 10.2.2 of this Agreement or (b) enforce its rights by seeking to terminate such Sublicense agreement in accordance with the terms thereof. It is understood that if Licensee cures such breach or has diligently sought to enforce, and continues to diligently seek to enforce to the extent possible, its right to terminate such Sublicense agreement, including by, at minimum, taking all required steps to seek to terminate such Sublicense agreement in accordance with the terms thereof and contesting any contrary claim by the Sublicensee, Licensee shall not be subject to termination of this Agreement for the breach by the Sublicensee even though it resulted in a material breach of this Agreement.

2.5 [**] Proposed Products.

2.5.1 If a third party inquires with Harvard for a license under the Base Editor Patent Rights with respect to products for use in the Field or for a license under the Supporting Technology Patent Rights with respect to Base Editor Products for use in the Field, in each case while this Agreement is in effect, Harvard may refer such third party to Licensee to seek a potential Sublicense.

2.5.2 Sections 2.5.3 through 2.5.10 shall apply only from and after the [**] anniversary of the Effective Date (“Start Date”). Prior to Start Date, Harvard shall have no right to invoke such Sections.

2.5.3 If after the Start Date a third party that (a) is not a Competitor and (b) has attempted in good faith but has not entered into a Sublicense with Licensee as of [**] months after the third party first contacted Licensee for such Sublicense after being referred to Licensee by Harvard, makes a Bona Fide Proposal to Harvard for developing what Harvard reasonably believes is a [**] Proposed Product for the prevention or treatment of a human disease that is Covered by the Base Editor Patent Rights or, to the extent such [**] Proposed Product is a Base Editor, is Covered by the Supporting Technology Patent Rights, and Harvard is interested in having such [**] Proposed Product developed and commercialized, Harvard may notify Licensee of the third party’s Bona Fide Proposal and shall include in such notification all information in Harvard’s possession regarding such Bona Fide Proposal, including a copy thereof; provided, however, that Harvard may redact any confidential information Harvard is not permitted to share with Licensee under the terms of any confidentiality agreement between Harvard and the third party making such Bona Fide Proposal, after seeking permission to make such disclosure and indicating to the Third Party that either Harvard or the Third Party will have to make such disclosure to Licensee in order for a Sublicense or a [**] License to be available by the process provided in this Section 2.5, and Harvard shall include with such notification a further notice if Harvard was not permitted to share with Licensee any such confidential information of such third party. Within [**] days after the receipt of such notification from Harvard, Licensee shall notify Harvard whether it is interested in developing such [**] Proposed Product for the prevention or treatment of such human disease, is interested in further discussing a Sublicense with the third party, or is interested in Sublicensing a different third party(ies). Harvard shall not entertain Bona Fide Proposals prior to the Start Date, nor from any third party who has not first engaged in [**] months of good faith discussions with the Licensee, or is a Competitor.

2.5.4 If the proposal does not meet the definition of Bona Fide Proposal, the proposed product is not a [**] Proposed Product, or the third party is a Competitor, then Sections 2.5.5 through 2.5.10 shall not apply (and without limiting the generality of the foregoing Harvard shall have no right to grant a [**] License to such third party with respect to such [**] Proposed Product nor to require that Licensee grant a Sublicense or provide a development plan and development milestones in relation thereto).

2.5.5 If Licensee notifies Harvard within such [**] day period that Licensee is interested in developing such [**] Proposed Product for the prevention or treatment of such human disease, the parties will negotiate in good faith and agree, during the [**] days following such notification by Licensee, upon a development plan with respect to such [**] Proposed Product, which development plan will be similar to the Development Plan with respect to other Licensed Products developed by Licensee, subject to necessary adjustments, and will include reasonable development milestones, including at least one preclinical development milestone, and associated timelines. In the discussion of such development plan and development milestones, Harvard shall not unreasonably withhold its consent to Licensee’s proposed plan. If the parties agree on such development plan and milestones within such ninety [**] day period, Licensee shall maintain its exclusive license(s) hereunder with respect to such [**] Proposed Product for the prevention or treatment of such human disease, but shall be obligated (a) to use commercially reasonable efforts to develop and commercialize the [**] Proposed Product for the prevention or treatment of such human disease in accordance with such new development plan (which shall be incorporated into and be part of the “Development Plan” for all purposes hereunder) and (b) to meet the development milestones on the timeline associated therewith with respect to the [**] Proposed Product (which shall be a “Development Milestone” for all purposes hereunder) for the prevention or treatment of such human disease (subject to extension in the same manner as provided in Sections 3.4.1 through 3.4.5, applied mutatis mutandis). Exhibit 3.1.1 shall be amended to reflect such development milestones and timeline with respect to such [**] Proposed Product.

2.5.6 If (a) within such [**] day period, Licensee fails to notify Harvard that Licensee is interested in developing such [**] Proposed Product for the prevention or treatment of such human disease or notifies Harvard that Licensee is not interested in developing such [**] Proposed Product for the prevention or treatment of such human disease or (b) the parties do not agree on a development plan and development milestones that are acceptable to Harvard in its reasonable judgment Harvard will be entitled, [**] Licensee beyond that provided in Section 2.5.10, to (A) [**] the licenses granted under Section 2.1.1 under the [**] with respect to such [**] Proposed Product for the prevention or treatment of such human disease, (B) grant to [**] an [**] license under such [**] solely to make, have made, offer for sale, sell, have sold and import such [**] Proposed Product for the prevention or treatment of such human disease, and (C) grant to [**] a non-exclusive license under the Patent Rights other than the [**] solely to make, have made, offer for sale, sell, have sold and import such [**] Proposed Product for the prevention or treatment of such human disease.

2.5.7 If Licensee states in its notification to Harvard that it is not interested in developing such [**] Proposed Product for the prevention or treatment of such human disease but that it wishes to grant a Sublicense to such third party with respect to such [**] Proposed Product for the prevention or treatment of such human disease, Licensee will have [**] months (or [**]) to negotiate and enter into such a Sublicense agreement with [**]; provided, however, that if Licensee demonstrates that it and [**] have entered into a term sheet with respect to such a Sublicense agreement during such [**] months and remain in active negotiations of a definitive agreement at the end of such [**] months, Licensee will be entitled to [**] for the execution of a [**] by an additional [**] months. In addition, the first of the foregoing [**] month periods shall be tolled for any delays in the provision of any confidential information that was present in the Bona Fide Proposal provided to Harvard by [**] and Harvard was not permitted to share with Licensee under the terms of any confidentiality agreement between Harvard and such third party that exceed [**] days after request for such confidential information by Licensee following the execution of a confidentiality agreement between Licensee and [**]; provided, however, that in order to avail itself of such extension Licensee must notify Harvard of such delay within [**] days of such failure to provide such confidential information within [**] days after such request by Licensee and of the date on which such confidential information was provided to Licensee by [**] within [**] days after such confidential information was provided.

2.5.8 If Licensee does not enter into such a [**] agreement within such [**] month or [**] month period, as applicable, Licensee shall promptly (but in any event within [**] business days of the end of such period) provide Harvard in writing an explanation for such not entering into such a [**] agreement along with the proposed terms offered by Licensee to [**]. If Harvard reasonably determines in its good faith judgment that the terms offered by Licensee to [**] were not commercially reasonable, Harvard shall notify Licensee of such determination and provide Licensee with an additional [**] days to enter into [**]; such notices shall explicitly state what modified terms Harvard would consider commercially reasonable. If Licensee does not enter into an agreement with [**] within such additional [**] day period, then Harvard will be entitled, [**] to Licensee except as expressly set forth in Section 2.5.10, to (A) [**] with respect to such [**] Proposed Product for the prevention or treatment of such human disease, (B) grant [**] an [**] license under such [**] solely to make, have made, offer for sale, sell, have sold and import such [**] Proposed Product for the prevention or treatment of such human disease, and (C) grant to [**] under the Patent Rights other than the [**] to make, have made, offer for sale, sell, have sold and import such [**] Proposed Product for the prevention or treatment of such human disease.

2.5.9 In parallel with or in lieu of seeking to Sublicense [**] who proposed the [**] Proposed Product, the Licensee may seek to enter into a Sublicense with another third party. If the Licensee enters into such a Sublicense with another third party within [**] months after Licensee’s notice to Harvard under Section 2.5.3, which may be extended by an additional [**] months if Licensee demonstrates that it and such other third party have entered into a term sheet with respect to such a Sublicense agreement during such [**] months and remain in active negotiations of a definitive agreement at the end of such [**] months, then Licensee shall have the right to discontinue any discussions under Section 2.5.7 or 2.5.8 without consequence and as long as the Sublicense with the third party that Licensee entered into remains in effect, Harvard shall have no right to grant a [**] License for the applicable [**] Proposed Product.

2.5.10 A license by Harvard to a third party under Section 2.5.6 or 2.5.8 is a “[**] License.” [**] License [**] is “[**].” The financial terms of any [**] License [**]. The financial terms of any [**] License shall not be required to have any other elements of financial consideration other than [**]. Licensee shall be [**]. Licensee may elect to take such [**]. If any [**] License is granted, Harvard shall report on a [**] basis in writing to Licensee as to any and all [**] received by Harvard or its designee, whether zero or a positive number. Such reports and any related records shall be subject to audit by the Licensee on terms equivalent to those set forth in Section 5.3, applied mutatis mutandis, provided, however, that such audit shall be limited to an audit of Harvard’s records and shall not extend to any licensee under a [**] License (either directly or by causing Harvard to exercise any audit rights it may have under the [**] License), and such audit shall be limited in scope to a determination that Harvard’s report of [**] is true and complete.

2.6 No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Harvard, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights.

3. Development and Commercialization.

3.1 Diligence.

3.1.1 General. Licensee shall use commercially reasonable efforts and shall cause its Sublicensees to use commercially reasonable efforts: (a) to develop Licensed Products in accordance with the Development Plan; (b) to introduce any Licensed Products that gain Regulatory Approval into the commercial market; (c) to market Licensed Products that have gained Regulatory Approval following such introduction into the market; and (d) to make

Licensed Products that have gained Regulatory Approval reasonably available to the public. In addition, Licensee, by itself or through its Affiliates or Sublicensees, shall achieve each of the Development Milestones within the time periods specified in Exhibit 3.1.1, as they may be extended in accordance with this Agreement.

3.1.2 Developing Countries. At any time beginning [**] after Regulatory Approval of any Licensed Product in the United States or an EU Major Market Country, Harvard shall have the right to grant third parties the non-exclusive right under the Patent Rights to develop, manufacture, have manufactured, import, have imported, offer for sale, sell, have sold or otherwise distribute or have distributed such Licensed Product or an equivalent thereof (e.g., a generic product), in each case solely for sale or other distribution of such Licensed Product or equivalent on a locally-affordable basis in any Developing Country(ies) in which such Licensed Product is not then available on a locally-affordable basis and not in any Developed Country, solely and exclusively for administration to citizens and permanent legal residents of such Developing Country(ies) in which such Licensed Product is not then available on a locally-affordable basis (such right, a “Developing Country Locally-Affordable Citizen License”). Harvard hereby reserves the non-exclusive right to grant such non-exclusive rights to third parties, solely and exclusively in the circumstances described in this Section 3.1.2. Notwithstanding the foregoing, at any time beginning [**] after Regulatory Approval of any Licensed Product in the United States or an EU Major Market Country, but in any event no later than [**] prior to granting any Developing Country Locally-Affordable Citizen License with respect to any Licensed Product, Harvard shall notify Licensee in writing, and if requested by Licensee, Harvard shall meet with Licensee and discuss in good faith Licensee’s (or its Affiliate’s or Sublicensee’s) plans to seek Regulatory Approval for and subsequently market such Licensed Product in the Developing Countries that were the subject of Harvard’s written notice or any concerns of Licensee related to marketing in such country. In addition, Harvard shall not grant a Developing Country Locally-Affordable Citizen License without identifying in writing to Licensee the potential licensee and if requested by Licensee meeting with Licensee to discuss, and subsequently considering in good faith, any concerns of the Licensee with respect to such potential licensee. The terms of any Developing Country Locally-Affordable Citizen License shall require the licensee thereof to sell only on a locally affordable basis, and shall require that the licensee sell only for administration to citizens and permanent legal residents of the applicable Developing Country. All consideration to Harvard (or its designee) under a Developing Country Locally-Affordable Citizen License (other than reimbursement for patent expenses paid to third parties at out-of-pocket cost to Harvard) is “Developing Country Consideration.” Licensee shall be entitled to a share of any and all Developing Country Consideration received by Harvard (or its designee) equal to the total Developing Country Consideration, minus the share that Harvard would have received under this Agreement if the Developing Country Locally-Affordable Citizen License had been a Sublicense agreement on the same terms entered into between Licensee and the third party. Licensee may [**]. If any Developing Country Locally-Affordable Citizen License is granted, Harvard shall report on a [**] basis in writing to Licensee as to any and all Developing Country Consideration received by Harvard or its designee, whether zero or a positive number. Such reports and any related records shall be subject to audit by the Licensee on terms equivalent to those set forth in Section 5.3, applied mutatis mutandis, provided, however, that such audit shall be limited to an audit of

Harvard’s records and shall not extend to any licensee under a Developing Country Locally-Affordable Citizen License (either directly or by causing Harvard to exercise any audit rights it may have under the Developing Country Locally-Affordable Citizen License), and such audit shall be limited in scope to a determination that Harvard’s report of Developing Country Consideration is true and complete. Any Developing Country Locally-Affordable Citizen License shall be clearly limited to the applicable Developing Country, and Harvard shall take action to terminate the Developing Country Locally-Affordable Citizen License if the licensee sells outside of its licensed territory. For clarity, notwithstanding anything express or implied in the foregoing, Licensee does not grant Harvard any right under patent rights, know-how, data, or other assets or intellectual property rights owned or controlled by Licensee with respect to any Licensed Product for Developing Country(ies) or otherwise, and Harvard’s reserved rights above are limited to the Patent Rights.

3.1.3 Sub-Categories of Base Editor Patent Rights. If within [**] years after the Effective Date, Licensee has not initiated a discovery program in accordance with the then current Development Plan and Development Milestones for the development of a Licensed Product covered by a Valid Claim for a Sub-Category of Base Editor Patent Rights (“Failed Sub-Category of Base Editor Patent Rights”), the license to such Failed Sub-Category of Base Editor Patent Rights will terminate, and Harvard shall have the right to grant to third party licensees of such Failed Sub-Category of Base Editor Patent Rights, a non-exclusive license under the Patent Rights other than such Failed Sub-Category of Base Editor Patent Rights solely to make, have made, offer for sale, sell, have sold and import products Covered by such Failed Sub-Category of Base Editor Patent Rights in the Field, which non-exclusive license shall not extend to components of such product that are a different category of Base Editor than the category of Base Editor that is the subject matter of such Failed Sub-Category of Base Editor Patent Rights. As a non-limiting example of the foregoing exclusion, [**].

The foregoing paragraph may apply to multiple Sub-Categories of Base Editor Patent Rights, if there are multiple Failed Sub-Categories of Base Editor Patent Rights.

3.2 Adjustments of Development Plan.

3.2.1 Within [**] months after the Effective Date, Licensee shall submit to Harvard a written plan for the development and commercialization of Licensed Products, which shall be attached hereto as Exhibit 3.2.1. Such plan shall be designed to meet the Development Milestones attached in Exhibit 3.1.1, on the timeline provided in Exhibit 3.1.1. Harvard shall have the right to approve Licensee’s submitted Development Plan, such approval not to be unreasonably withheld, delayed, or conditioned. Harvard shall be reasonably available to meet and discuss with Licensee as Licensee is preparing the Development Plan, to help ensure consensus as to the Development Plan that Licensee will submit.

3.2.2 Within [**] years after the Effective Date, Licensee shall update its Development Plan and Development Milestones to include the elements required by the Subcategory Product Milestones. Harvard shall have the right to approve Licensee’s submitted, updated Development Plan, such approval not to be unreasonably withheld, delayed, or conditioned. Harvard shall be reasonably available to meet and discuss with Licensee as Licensee is preparing the updated Development Plan, to help ensure consensus as to the Development Plan that Licensee will submit.

3.2.3 Licensee will be entitled, from time to time, to make such adjustments to the then applicable Development Plan as Licensee believes, in its good faith judgment, are needed in order to improve Licensee’s ability to meet the Development Milestones.

3.3 Reporting. Within [**] days after the end of each calendar year, Licensee shall furnish Harvard with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products, including: (a) research and development activities; (b) commercialization and/or other distribution efforts; and (c) marketing efforts. Each report must contain a sufficient level of detail for Harvard to assess whether Licensee is in compliance with its obligations under Section 3.1 and a discussion of intended efforts for the then current year. Together with each report, Licensee shall provide Harvard with a copy of the then current Development Plan.

3.4 Failure to Meet Development Milestone: Opportunity to Cure.

3.4.1 Notice/Explanation/Plan. If Licensee believes that it will not achieve a Development Milestone by the then-applicable deadline (i.e., the original timeline therefor in Exhibit 3.1.1, or any extension thereto in accordance with this Agreement) (“Milestone Deadline”) or that such then-applicable Milestone Deadline needs to be or should be extended, it may notify Harvard in writing in advance of the relevant deadline, explicitly referencing this Section 3.4.1. Licensee shall include with such notice (a) a reasonable explanation of the reasons for such failure or need for extension (and lack of finances will not constitute reasonable basis for such failure or need for extension) (“Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone (“Plan”).

3.4.2 Missing Plan or Explanation. If Licensee so notifies Harvard, but fails to provide Harvard with both an Explanation and Plan, then Licensee will have an additional [**] days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. [**].

3.4.3 Sufficient Notice/Explanation/Plan. If Licensee notifies Harvard as provided in Section 3.4.1 and provides Harvard with an Explanation and Plan, both of which are acceptable to Harvard in its reasonable discretion, then Exhibit 3.1.1 will be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan.

3.4.4 Explanation Discussions. If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan, but the Explanation is not acceptable to Harvard in its reasonable discretion (e.g., Licensee asserts lack of finances or development preference for a non-Licensed Product), then Licensee will have an additional [**] days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. [**].

3.4.5 Plan Discussions. If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan, but the Plan is not acceptable to Harvard in its reasonable discretion, then Harvard will explain in writing to Licensee why the Plan is not acceptable and provide Licensee with written suggestions for an acceptable Plan. Licensee will have one opportunity to provide Harvard with an acceptable Plan within [**] days, during which time Harvard agrees to work with Licensee in good faith in Licensee’s effort to develop a reasonably acceptable Plan. If, within such [**] days, Licensee provides Harvard with an acceptable Plan, then Exhibit 3.1.1 will be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan. If, within such [**] days, Licensee fails to provide an acceptable Plan, then Licensee will have an additional [**] days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone.

3.4.6 Unmet Deadline. Licensee’s failure to meet the then-current Milestone Deadline for any Development Milestone (taking into account any extension or modification thereof as a result of the applicable procedures set forth in Sections 3.4.1 through 3.4.5) [**]:

3.4.6.1 If such failure is a failure to meet the first Development Milestone (“Initiate a discovery program …”) with respect to [**] Licensed Products within the timeframe set forth on Exhibit 3.1.1 [**].

3.4.6.2 If such failure relates to (a) a Licensed Product that was a [**] Proposed Product for which Licensee exercised its rights under Section 2.5.5, (b) a Licensed Product that was a Retained Product for which Licensee retained the licenses under Section 2.1.1 in accordance with the terms of Section 3.4.6.3 or (c) a Licensed Product that was a Restored Product for which Licensee was granted the licenses under Section 2.1.1 in accordance with the terms of Section 3.4.7.3. Harvard will be entitled, without any compensation or accounting to Licensee, to terminate forthwith, immediately upon written notice to Licensee, the licenses granted under Section 2.1.1 with respect to such Licensed Product. Upon such termination, Harvard shall be entitled to grant to any third party(ies) an exclusive or non-exclusive license(s) under the Patent Rights to make, have made, offer for sale, sell, have sold and import such Licensed Product for use within the Field or outside the Field.

3.4.6.3 If such failure is not a failure provided for under Section 3.4.6.1 or Section 3.4.6.2, Harvard shall be entitled, without any compensation or accounting to Licensee, to terminate forthwith, immediately upon written notice to Licensee, the licenses granted under Section 2.1.1 with respect to all Licensed Products for which Licensee has not achieved Initiation of GLP Toxicology prior to the date of such notice (other than any such Licensed Products that are Related Products to a Licensed Product for which Licensee has achieved Initiation of GLP Toxicology prior to the date of such notice). Promptly after receipt of such notice (and in any event within [**] days thereof), Licensee shall deliver to Harvard a true, correct and complete list of all Licensed Products for which Licensee has achieved Initiation of GLP Toxicology prior to the date of such notice (the “Retained Product List”) and sufficient information for Harvard to identify Related Products (i.e., [**], splicing variant or mutation, intended patient population and intended clinical outcome) to such Licensed Products. For each such Licensed Product (each, a “Retained Product”), Licensee shall follow the following procedure:

For each Retained Product, the parties will negotiate in good faith and agree, during the [**] days following the date Licensee provided the Retained Product List to Harvard, upon a development plan with respect to such Retained Product, which development plan will be similar to the Development Plan with respect to other Licensed Products that were being developed by Licensee, subject to necessary adjustments, and will include reasonable development milestones, including at least [**] preclinical development milestone if such Retained Product is a preclinical product, and associated timelines. In the discussion of such development plan and development milestones, Harvard shall not unreasonably withhold its consent to Licensee’s proposed plan. If the parties agree in writing on such development plan and development milestones within such [**] day period, Harvard shall grant to Licensee, and shall be deemed to have granted to Licensee, the licenses under Section 2.1.1 to make, have made, offer for sale, sell, have sold and import such Retained Product and Related Products to such Retained Product for use within the Field, but Licensee shall be obligated (a) to use commercially reasonable efforts to develop and commercialize the Retained Product for the prevention or treatment of such human disease in accordance with such new development plan (which shall be incorporated into and be part of the “Development Plan” for all purposes hereunder) and (b) to meet the development milestones on the timeline associated therewith with respect to the Retained Product (which shall be a “Development Milestone” (which shall not be subject to extension in the manner provided in Sections 3.4.1 through 3.4.5, but shall only be subject to extension in Harvard’s sole discretion). Exhibit 3.1.1 shall be amended to reflect such development milestones and timeline with respect to such Retained Product. If the parties do not agree in writing on such development plan and milestones for such Retained Product within such [**] day period, the licenses under Section 2.1.1 to make, have made, offer for sale, sell, have sold and import such Retained Product and Related Products to such Retained Product shall be deemed terminated as of 11:59 p.m. Eastern Time on the last day of such period.

Notwithstanding anything in this Agreement to the contrary, the procedure set forth in Sections 3.4.1 through 3.4.5 shall not be applicable to extend the Development Milestones for a Licensed Product that was a Retained Product (although the Development Plan may still be updated with respect thereto without modifying the Development Milestones, and the Development Milestones may still be modified with Harvard’s consent in its sole discretion).

Notwithstanding anything in this Section 3.4.6 to the contrary, for any Retained Product for which a Retained Product or a Related Product to such Retained Product already had a Development Plan and Development Milestones in place, and such Retained Product or a Related Product to such Retained Product that already had a Development Plan and Development Milestones in place has not missed such Development Milestones, such Development Plan and Development Milestones shall remain in place, with no requirement to negotiate a new Development Plan and new Development Milestones with respect thereto for such Retained Product or a Related Products to such Retained Product.

3.4.7 If Harvard has terminated the licenses granted under Section 2.1.1 in accordance with the terms of Section 3.4.6.3 and during the Term, Licensee wishes to obtain the licenses under Section 2.1.1 with respect to a product for which Licensee does not have a license under Section 2.1.1 and that was, prior to such termination, within the definition of Licensed Product (each, a “Restored Product” and such licenses, “Restored Licenses”), Licensee shall notify Harvard, and Harvard and Licensee shall follow the procedures below:

3.4.7.1 Licensee shall make a proposal to Harvard equivalent in all material respects to a Bona Fide Proposal to Harvard for developing such Restored Product for the prevention or treatment of a human disease, including with such proposal a statement of the extent such Restored Product is Covered by the Base Editor Patent Rights or the Supporting Technology Patent Rights and sufficient information for Harvard to identify Related Products (i.e., [**], splicing variant or mutation, indicated patient population and clinical outcome) to such Restored Product. If Harvard is interested in having such Restored Product developed and commercialized, Harvard has not granted to any third party (such third parties including for purposes of this Section 3.4.7.1 Affiliates of Licensee) any rights or licenses that would be breached by the grant of the Restored Licenses and the grant by Harvard of the Restored Licenses would not otherwise be in conflict with any contract, agreement, arrangement or understanding between Harvard and a third party, Harvard shall notify Licensee.

3.4.7.2 If the proposal does not meet the definition of Bona Fide Proposal (as applied to the Restored Product and not a [**] Proposed Product), then Section 3.4.7.3 shall not apply.

3.4.7.3 If Licensee notifies Harvard within [**] days after Harvard has notified Licensee pursuant to the last sentence of Section 3.4.7.1, the parties will negotiate, during the [**] days following such notification by Licensee, a development plan with respect to such Restored Product, which development plan will be similar to the Development Plan with respect to other Licensed Products developed by Licensee, subject to necessary adjustments, and will include reasonable development milestones, including at least one preclinical development milestone if such Restored Product is a preclinical product, and associated timelines. [**]. If the parties agree in writing on such development plan and milestones within such [**] day period, Harvard shall grant to Licensee, and shall be deemed to have granted to Licensee, the licenses under Section 2.1.1 to make, have made, offer for sale, sell, have sold and import such Restored Product and Related Products to such Restored Product for use within the Field, but Licensee shall be obligated (a) to use commercially reasonable efforts to develop and commercialize the Restored Product in the Field in accordance with such new development plan (which shall be incorporated into and be part of the “Development Plan” for all purposes hereunder) and (b) to meet the development milestones on the timeline associated therewith with respect to the Restored Product (which shall be a “Development Milestone” (for all purposes hereunder) (subject to extension in the same manner as provided in Sections 3.4.1 through 3.4.5, applied mutatis mutandis). Exhibit 3.1.1 shall be amended to reflect such development milestones and timeline with respect to such Restored Product. [**].

3.4.7.4 For clarity, the provisions of this Section 3.4.7 shall not apply to any product with respect to which Harvard exercised its rights under Section 3.4.6.2 to terminate the licenses under Section 2.1.1.

3.5 Certain Editors. “RNA Milestone” means the Development Milestone identified under the heading “RNA Editor Product” in Exhibit 3.1.1. [**]. If Licensee has not achieved the RNA Milestone by the then-applicable deadline (i.e., the original timeline therefor in Exhibit 3.1.1 or any extension thereto granted by Harvard in its sole discretion), Licensee shall notify Harvard promptly and will have an additional [**] days to achieve such milestone. If Licensee does not achieve the RNA Milestone within such [**] days, then Harvard may by written notice to Licensee exclude RNA Editors and RNA Products from the Licensed Products and the licenses granted herein. Notwithstanding anything express or implied, not meeting the then-applicable deadline for the RNA Milestone shall in any event not be deemed a breach of this Agreement and shall not give rise to a right for Harvard to terminate this Agreement.

3.6 Xeno-Transplantation. “Xeno-Transplantation Milestone” means the Development Milestone Identified under the heading “Xeno-Transplantation” in Exhibit 3.1.1. [**]. If Licensee has not achieved the Xeno-Transplantation Milestone by the then-applicable deadline (i.e., the original timeline therefor in Exhibit 3.1.1 or any extension thereto granted by Harvard in its sole discretion), Licensee shall notify Harvard promptly and will have an additional [**] days to achieve such milestone. If Licensee does not achieve the Xeno-Transplantation Milestone within such [**] days, then Harvard may by written notice exclude Xeno-Transplantation from the Field and the licenses granted herein. Notwithstanding anything express or implied, not meeting the then-applicable deadline for the Xeno-Transplantation Milestone shall in any event not be deemed a breach of this Agreement and shall not give rise to a right for Harvard to terminate this Agreement.

3.7 Activities of Others. Licensee may satisfy its obligations under Sections 3.1 through 3.6 by the actions of itself, its Affiliates, or its Sublicensees, or by the actions of any combination of the foregoing.

4. Consideration for Grant of License.

4.1 Equity.

4.1.1 Initial Issuance. In accordance with the terms of the Subscription Agreement, Licensee shall, on the Effective Date and concurrent with the execution of this Agreement, as partial consideration for the licenses granted hereunder, issue to Harvard 454,545 shares of Licensee’s common stock, representing [**] percent ([**]%) of Licensee’s outstanding capital stock on a Lully-Diluted Basis as of the date of such issuance and after giving effect to such issuance (the “Shares”). Harvard hereby agrees that, as a condition to and effective as of the issuance of the Shares, Harvard will execute a joinder to that certain Right of first Refusal and Co-Sale Agreement, by and among the Licensee and the stockholders set forth therein, dated on or about the date hereof, and that certain Voting Agreement, by and among the Licensee and the stockholders set forth therein, dated on or about the date hereof, as a common stockholder of Licensee.

4.1.2 Anti-Dilution Issuances. If, at any time, prior to the achievement of the Financing Threshold, Licensee issues Additional Securities that would cause the Shares to represent less than [**] of Licensee’s outstanding capital stock on a Fully-Diluted Basis (excluding Exempted Issuances), Licensee shall immediately issue to Harvard, for no additional consideration, such additional number of shares of common stock of Licensee (the “Anti-Dilution Shares”) such that the Shares plus the Anti-Dilution Shares (including any Anti-Dilution Shares previously issued to Harvard pursuant to this Section 4.1.2, and any Shares or Anti-Dilution Shares transferred by Harvard to a third party or held by an Affiliate of Harvard) would then represent in the aggregate [**] of Licensee’s outstanding capital stock on a Fully-Diluted Basis (excluding Exempted Issuances), as calculated after giving effect to the anti-dilutive issuance up to the Financing Threshold, but not any issuances in consideration for investment amounts in excess of the Financing Threshold; provided however, that to the extent such Additional Securities are issued pursuant to an equity incentive plan, Licensee shall issue the Anti-Dilution Shares upon the earlier of (a) the end of Licensee’s fiscal year in which the issuances took place and (b) the closing of the next preferred stock financing, in each case, calculated as of the date contemplated by (a) or (b), as applicable. Licensee shall provide Harvard with evidence of the issuance of such Anti-Dilution Shares promptly after their issuance. Such issuances shall continue only up to, and until such time as Licensee has achieved, the Financing Threshold. Thereafter, no additional shares shall be due to Harvard pursuant to this Section 4.1.2. The Anti-Dilution Shares will be subject to the same restrictions as the Shares in accordance with the terms of the Subscription Agreement.

4.1.3 Preemptive Rights. Harvard shall have, pursuant to the Subscription Agreement, the right to purchase from Licensee in offerings of equity securities by Licensee (excluding (a) Exempted Issuances, (b) shares of common stock issued or issuable, and options, warrants or other rights to purchase Common Stock issued or issuable to Licensee’s employees, consultants, officers, directors, or advisors as part of an incentive compensation arrangement or to Licensee’s former employees, consultants, officers, directors, or advisors as part of a settlement of any dispute regarding incentive compensation arrangements and (c) shares of Common Stock issued or issuable to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction; shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation)

after the Financing Threshold has been achieved that portion of such equity securities as equals the proportion that the common stock then held by Harvard (including all shares of common stock then issuable upon conversion and/or exercise, as applicable, of preferred stock and any other equity securities then held by Harvard) bears to the total common stock of Licensee then outstanding on a Fully-Diluted Basis. The foregoing right shall be subject to the terms, conditions and exceptions as are contained in the Subscription Agreement, which terms, conditions and exceptions shall be no less favorable to Harvard than the terms, conditions and exceptions offered to the holders of preferred stock holding similar rights, unless otherwise provided in this Section 4.1.3. The Subscription Agreement shall provide that during the period prior to any Change of Control of Licensee or any Initial Public Offering, Harvard may not sell or otherwise transfer the shares acquired by Harvard upon exercise of the foregoing right without the consent of Licensee to any third party other than Osage or a holder of the preferred stock of Licensee. The Subscription Agreement shall provide that during the period prior to any Change of Control of Licensee or any Initial Public Offering, Harvard may sell or otherwise transfer the shares acquired by Harvard upon exercise of the foregoing right without the consent of Licensee to any third party other than Osage or a holder of the preferred stock of Licensee; provided, in each such case, that Harvard notifies Licensee in writing, and the transferee agrees and consents to be bound in writing by the transaction agreements pursuant to which such securities were originally acquired. The Subscription Agreement shall provide that Harvard may not assign the foregoing right without the consent of Licensee to any third party other than Osage or a holder of the preferred stock of Licensee. The Subscription Agreement shall provide that Harvard may assign the foregoing right without the consent of Licensee to any third party other than Osage or a holder of the preferred stock of Licensee; provided, that, in each such case, Harvard notifies Licensee in writing in connection with the transfer of such rights. With regard to assignment of the foregoing right to Osage or a holder of the preferred stock of Licensee, the Subscription Agreement shall provide that Harvard may assign the foregoing right in whole or in part and in any one or more instances.

4.1.4 Representations and Warranties. Licensee represents and warrants to Harvard that, upon issuance of the Shares, and upon issuance of any Anti-Dilution Shares:

4.1.4.1 the capitalization table as provided by Licensee (the “Cap Table”) upon issuance of the Shares or the Anti-Dilution Shares, as the case may be, sets forth all of the capital stock of Licensee on a Fully-Diluted Basis as of the date of issuance of the Shares or the Anti-Dilution Shares, on a pro forma basis as of immediately subsequent to the issuance of the Shares or the Anti-Dilution Shares, as applicable;

4.1.4.2 other than as set forth in the Cap Table, as of the date of issuance of the Shares or Anti-Dilution Shares, as applicable, there are no outstanding shares of capital stock, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any capital stock of Licensee or under which Licensee is, or may become, obligated to issue any of its securities; and

4.1.4.3 the Shares or the Anti-Dilution Shares, as the case may be, when issued pursuant to the terms hereof, shall, upon such issuance, be duly authorized, validly issued, fully paid and nonassessable.

4.1.5 Information. Upon request, but no more frequently than [**], Licensee will deliver to Harvard a statement of the outstanding capital stock of Licensee on a Fully Diluted Basis in sufficient detail as to permit Harvard to calculate its percentage equity ownership in Licensee.

4.2 Annual License Maintenance Fees. Licensee shall pay Harvard annual license maintenance fees (“Maintenance Fees”) as follows:

Calendar Year(s)	Maintenance Fee (U.S. Dollars)
2018	[**]
2019	[**]
2020 and each subsequent Calendar Year during the Term	[**]

Each such Maintenance Fee shall be due and payable on [**] of the calendar year to which such fee applies.

4.3 Milestone Payments.

4.3.1 Product Milestone Payments. Licensee shall pay Harvard the following milestone payments with respect to each of the first [**] Licensed Products to reach each milestone, regardless of whether such milestone is achieved by Licensee or any Affiliate or Sublicensee of Licensee, and subject to Section 4.3.4:

Milestone Event	Milestone Payment (U.S. Dollars)
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Upon the consummation (i.e., closing) of a Change of Control of Licensee at any time during the Term, the dollar amounts set forth in the table above under “Milestone Payments (U.S. Dollars)” shall be deleted and the milestone payments set forth in the table below shall be substituted for the corresponding milestone payments for occurrences of a milestone event after the consummation of Change of Control. This shall not change the number of times that each of the milestone payments may become due — each milestone payment can become due hereunder a maximum of [**] times only, whether at the lower level of the table above or at the higher level of the table below as applicable at the time of milestone achievement. In addition, it is understood that the increased milestone amounts shall only apply on a going-forward basis from the time of a Change of Control; no increase to the amounts of the milestone payments due for milestone events achieved prior to the Change of Control shall be due.

Milestone Event	Milestone Payment (U.S. Dollars)
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

4.3.2 Financing Milestone Payments.

4.3.2.1 Series A Financing. Licensee shall pay to Harvard, in accordance with Section 4.3.3, upon achievement by Licensee (together with its Affiliates for purposes of this Section 4.3.2.1, including the calculation of sales by Licensee of shares of Series A Preferred Stock) of each of the financing milestone events set forth below the applicable milestone payment set forth opposite such milestone event set forth below:

Milestone Event	Milestone Payment (U.S. Dollars)
Closing of sale by Licensee, in a single transaction or series of transactions since inception, of shares of Series A Preferred Stock yielding aggregate gross proceeds to Licensee of at least five million dollars ($5,000,000)	Five Hundred Thousand Dollars ($500,000)
Closing of sale by Licensee, in a single transaction or series of transactions since inception, of shares of Series A Preferred Stock yielding aggregate gross proceeds to Licensee of at least twenty-five million dollars ($25,000,000)	Seven Hundred Fifty Thousand Dollars ($750,000)
Closing of sale by Licensee, in a single transaction or series of transactions since inception, of shares of Series A Preferred Stock yielding aggregate gross proceeds to Licensee of at least $50 million	One Million Seven Hundred Fifty Thousand Dollars ($1,750,000)

Each milestone payment set forth in table above in this Section 4.3.2.1 shall be payable only once.

If Licensee sells any equity security other than Series A Preferred Stock (excluding common stock sold to employees or consultants as part of an incentive compensation arrangement) as part of a financing transaction of Licensee prior to the sale of $50 million in Series A Preferred, the aggregate gross proceeds from such financing transaction shall be applied towards the achievement of a milestone event set forth in the table above in this Section 4.3.2.1 as if the cash proceeds were for the purchase of Series A Preferred Stock, and if any milestone event is deemed achieved as a result, then the corresponding milestone payment set forth in the table above in this Section 4.3.2.1 shall be paid to Harvard in accordance with Section 4.3.3.

If prior to the payment by Licensee of an aggregate of $3 million to Harvard pursuant to this Section 4.3.2.1, a milestone payment becomes due under this Agreement for achievement by Licensee or any Affiliate or Sublicensee of Licensee of the milestone event described in the table above in Section 4.3.1 as [**] becomes due under this Agreement, any milestone payment set forth in the table above in this Section 4.3.2.1 remaining unpaid shall be paid on the date such milestone payment or [**], as the case may be, is due.

In no event shall Licensee be required to pay more than $3 million to Harvard pursuant to this Section 4.3.2.1.

4.3.2.2 Series B Financing. Upon each closing of the sale by Licensee (together with its Affiliates for purposes of this Section 4.3.2.2, including the calculation of sales by Licensee of shares of Series B Preferred Stock) of shares of Series B Preferred Stock, Licensee shall pay Harvard a milestone payment in an amount equal to $6 million multiplied by the product of the Valuation Factor multiplied by the Proceeds Factor, until such time as the aggregate payments under this Section 4.3.2.2 total $6 million.

If prior to the payment by Licensee of an aggregate of $6 million to Harvard pursuant to this Section 4.3.2.2, a milestone payment becomes due under this Agreement for achievement by Licensee or any Affiliate or Sublicensee of Licensee of the milestone event described in the table above in Section 4.3.1 as “FSFD in Phase 3 Clinical Study” or a Win-State Payment becomes due under this Agreement, the unpaid balance of such $6 million shall be paid to Harvard on the date such milestone payment or Win-State Payment, as the case may be, is due.

In no event shall Licensee be required to pay more than $6 million to Harvard pursuant to this Section 4.3.2.2.

4.3.3 Licensee shall notify Harvard in writing within [**] days following the achievement of each milestone described in Section 4.3.1 or 4.3.2, and shall make the appropriate milestone payment within [**] days after the achievement of such milestone.

4.3.4 The milestone payments set forth in Section 4.3.1 shall not be payable:

(a) with respect to a subsequent achievement of the same milestone event by a Licensed Product that is a replacement for another Licensed Product the development of which has been discontinued after achievement of such same milestone event;

(b) with respect to a subsequent achievement of the same milestone event by any back-up Licensed Product that is a Related Product to a first Licensed Product that has already achieved such same milestone event; and

(c) with respect to a subsequent achievement of the same milestone event by a Licensed Product that differs from a first Licensed Product that has achieved such same milestone event only by virtue of such subsequent Licensed Product’s being a different dosage strength or formulation of or using a different delivery system than such first Licensed Product.

4.3.5 The milestones set forth in Section 4.3.1 are intended to be successive. If a Licensed Product is not required to undergo the event associated with a particular milestone for a given Licensed Product (“Skipped Milestone”), such Skipped Milestone will be deemed to have been achieved upon the achievement by such Licensed Product of the next successive milestone (“Achieved Milestone”). Payment for any Skipped Milestone that is owed in accordance with the provisions of Section 4.3.1 shall be due within [**] days after the Licensee learned of the achievement of the Achieved Milestone. For clarity, Regulatory Approval in a jurisdiction shall not trigger payment of another Regulatory Approval milestone not yet achieved (for example, First Regulatory Approval in the EU shall not trigger a payment obligation for First Regulatory Approval in the United States as a Skipped Milestone and vice versa, and First Regulatory Approval in Japan shall not trigger a payment obligation for First Regulatory Approval in the United States or Europe, nor vice versa).

4.4 Royalty on Net Sales.

4.4.1 Rate. Licensee shall pay Harvard an amount equal to [**] percent ([**]%) of Net Sales of Licensed Products, calculated in accordance with and subject to the remainder of this Section 4.4.

4.4.2 Royalty Term. On a country-by-country basis, in each country in which a Licensed Product is Covered by a Valid Claim, royalties shall be paid on the sum of Net Sales of such Licensed Product until the latest of: (a) the expiration date of the last to expire Valid Claim within the Patent Rights Covering the applicable Licensed Product (or if the last Covering Valid Claim with respect to such Licensed Product in such country is a pending Valid Claim, the date such pending Valid Claim ceases to be a Valid Claim; provided, however, that subsequent issuance of such Valid Claim shall again extend the Royalty Term from the date of such issuance to the expiration date of such Valid Claim); (b) the period of regulatory exclusivity associated with such Licensed Product in such country; or (c) [**] years after the First Commercial Sale of such Licensed Product in such country but only for so long as such Licensed Product is sold (the “Royalty Term”). During time periods when the Royalty Term is only in effect in a given country for a given Licensed Product due to clause (c) of the foregoing sentence, then the royalty rate provided for such Licensed Product in such country shall be reduced by [**] percent ([**]%) from that set forth in Section 4.4.1 above for such portions of the Royalty Term for such Licensed Product in such country.

4.4.3 Third Party Royalty Set-Off. If Licensee obtains a license from a third party after arm’s length negotiations to patent application(s) and/or patent(s) that Licensee believes in good faith Cover a Licensed Product, then Licensee may offset [**] percent ([**]%) of any royalty payments due under such third-party license with respect to such patent application(s) and/or patent(s) with respect to sales of Licensed Products against the royalty payments that are due to Harvard with respect to Net Sales of such Licensed Products in such country; provided that in no event shall (a) the royalty payments to Harvard with respect to such Licensed Products be reduced by more than [**] percent ([**]%) of the amount otherwise due, (b) with respect to royalties paid to the third party solely on the basis of claims of pending patent applications of the third party (and no issued patent claim of the third party covers the applicable Licensed Product), such amounts shall only be offsettable in accordance with the foregoing in this Section 4.4.3 if the Covering pending claim of the third party’s pending application would meet the definition of Valid Claim set forth in this Agreement were such pending claim within the Patent Rights as of the Effective Date, and (c) the royalty offset provided in this Section 4.4.3 may be applied to any combination product for which an adjustment to Net Sales has been made in accordance with Section 4.4.5, but to avoid doubt only as relates to royalties on patent applications and patents that would apply in the absence of the Other Active Components (third party patent royalties due solely because of the presence of the Other Active Components shall not be offsettable against adjusted Net Sales of a Combination Product).

4.4.4 Loss of Market Exclusivity. If a Loss of Market Exclusivity exists in a country with respect to a Licensed Product, then the royalty rate for such Product in such country shall be reduced by [**] percent ([**]%) of the applicable rate determined pursuant to Section 4.4.1 and 4.4.2, provided that in no event shall the effective royalty rate applied to Net Sales of such Licensed Product in such country be reduced as a result of the application of the terms of this Section 4.4.4 and Section 4.4.3 to less than fifty percent ([**]%) of the applicable rate determined pursuant to Section 4.4.1 and 4.4.2. Once Loss of Market Exclusivity exists with respect to a Licensed Product in a country, it will be deemed to continue to exist thereafter with respect to such Licensed Product in such country unless Harvard requests in writing that Loss of Market Exclusivity with respect to a Licensed Product in a country be re-evaluated (which request may not be made more frequently than [**] in a Calendar Year), in which case the existence of such Loss of Market Exclusivity, and any corresponding reduction pursuant to this Section 4.4.4, shall depend on whether the criteria set forth in the definition of Loss of Market Exclusivity are still met with respect to such Licensed Product in such country. If it is determined that the Loss of Market Exclusivity no longer exists, the termination of the [**] percent ([**]%) reduction in royalty rate due to the absence of Loss of Market Exclusivity shall be effective only on a going-forward basis from the date of such Harvard request, and there shall be no recovery of monies or retroactive increase in rates for time periods prior thereto.

4.4.5 Combination Products. If a Licensed Product is sold as part of a combination product with other active pharmaceutical ingredient(s) (or active biologic(s)) that are not Licensed Products and perform a function distinct from the Licensed Product component of the combination (“Other Active Component(s)”), then Net Sales of the combination product shall be adjusted prior to calculation of the royalty to Harvard hereunder, by multiplying total Net Sales of the combination product by the fraction, A/A+B, where A is the [**] and B is the [**], in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the Other Active Component(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product and Other Active Component(s) included in such combination product, the Parties shall determine any adjustment to Net Sales of the Licensed Product by virtue of its being sold as part of a combination product with Other Active Components in such country by mutual agreement based on the relative contribution of value of the Licensed Product and the Other Active Component(s) in the combination product. If the Parties do not reach written agreement as to such allocation within [**] days, then the matter shall be decided by arbitration in accordance with Exhibit 4.4.5. To avoid doubt, the royalty offset provided in Section 4.4.3 does not allow for the offset of royalties on third party patent applications and patents that are necessary only for the Other Active Component(s), and would not apply to the Licensed Product component as a single agent.

4.5 Patent Challenge.

4.5.1 If Licensee, its Affiliate or a Sublicensee (“Challenging Party”) takes any action that constitutes a Patent Challenge, then (a) in the case of the Licensee or its Affiliate as the Challenging Party, the fees, milestones, royalties and other amounts payable to Harvard under Sections 4.2, 4.3, and 4.4 will be [**] with respect to any payments that become due and Net Sales of Licensed Products that are sold during the pendency of such Patent Challenge, (b) in the case of a Sublicensee as the Challenging Party, if (i) Licensee (A) diligently sought to enforce and continues to diligently seek to enforce to the extent possible (unless reputable intellectual property counsel to Licensee advises Licensee that such enforcement or seeking to enforce is contrary to applicable law or is unenforceable against such Sublicensee), its right to terminate the Sublicense agreements with such Sublicensee, including by, at minimum, taking all required steps to seek to terminate such Sublicense agreements in accordance with the terms thereof and contesting any contrary claim by the Sublicensee or (B) does not take such enforcement action upon the advice of reputable intellectual property counsel to Licensee that such enforcement or seeking to enforce is contrary to applicable law or is unenforceable against such Sublicensee, then in each case under clause (A) and (B) the milestone payments under Section 4.3 with respect to Licensed Products achieved by such Sublicensee that become due during the pendency of such Patent Challenge will be [**] and royalties payable to Harvard under Section 4.4 with respect to Net Sales by such Sublicensee of Licensed Products that are sold during the pendency of such Patent Challenge will be [**], and if (ii) Licensee did not diligently seek to enforce and does not continue to diligently seek to enforce to the extent possible (unless such inaction is upon the advice of reputable intellectual property counsel to Licensee that such enforcement or seeking to enforce is contrary to applicable law or is unenforceable against such Sublicensee), its right to terminate the Sublicense agreements with such Sublicensee, including by, at minimum, taking all required steps to seek to terminate such Sublicense agreements in accordance with the terms thereof and contesting any contrary claim by the Sublicensee, the fees, milestones, royalties and other amounts payable to Harvard under Sections 4.2, 4.3, and 4.4 will be [**] with respect to any payments that become due and Net Sales of Licensed Products that are sold during the pendency of such Patent Challenge. If the outcome of such Patent Challenge is a determination against the Challenging Party, (1) (A) in the case of a Patent Challenge subject to clause (a) above, the fees, milestones, royalties and other amounts payable to Harvard under Sections 4.2, 4.3, and 4.4 shall remain at such [**] rate, (B) in the case of a Patent Challenge subject to clause (b)(1) above, only the milestones and royalties payable to Harvard under Sections 4.3 and 4.4 related to the challenging Sublicensee’s milestone achievements and Net Sales shall remain at such [**] rate, and (C) in the case of a Patent Challenge subject to clause (b)(ii) above all the fees, milestones, royalties and other amounts payable to Harvard under Sections 4.2, 4.3, and 4.4 shall remain at such [**] rate, and (2) Licensee shall reimburse Harvard [**] the amount of all reasonable expenses incurred by Harvard (including reasonable attorneys’ fees) in connection with such Patent Challenge. If the outcome of such Patent Challenge is a determination in favor of the Challenging Party, Licensee will have no right, nor will any Affiliate or Sublicensee have any right, to recoup any royalties or other amounts paid before or during the pendency of such Patent Challenge. The Parties agree that any Patent Challenge by Licensee, or any of its Affiliates or Sublicensees, may be detrimental to Harvard, and that the foregoing provisions shall constitute reasonable liquidated damages to reasonably compensate Harvard for any loss it may incur as a result of Licensee, or any of its Affiliates’ or Sublicensees’, taking such action.

4.5.2 Licensee shall include in each agreement for a Sublicense a clause equivalent with respect to the Sublicensee to the provisions found in the foregoing Section 4.5.1 (adjusted for party names, section references, and the like) and shall make Harvard an explicit third party beneficiary thereof.

4.5.3 Notwithstanding Section 4.5.1(b)(ii) and Section 4.5.1(1)(A), if the Challenging Party that takes an action that constitutes a Patent Challenge is a Sublicensee rather than Licensee or an Affiliate, then, the adjustment to the royalty rate under Section 4.4 of this Agreement with respect to Net Sales by Sublicensees of Licensed Products shall apply only to the calculation of royalties on Net Sales by such challenging Sublicensee, and the adjustment to the milestone payments under Section 4.3 with respect to Licensed Products achieved by Sublicensees shall apply only to the milestone payments with respect to Licensed Products achieved by such challenging Sublicensee. Licensee will make Harvard an explicit intended third-party beneficiary of the obligation in the Sublicense agreement for the Sublicensee to pay Harvard [**] the amount of all expenses incurred by Harvard (including reasonable attorneys’ fees) in connection with such Patent Challenge, and will reasonably assert its rights under the Sublicense for such [**] payments to be made, and reasonably cooperate with Harvard if Harvard takes enforcement actions of its own as to such right to [**] payment.

To avoid doubt, royalties on Net Sales by Licensee and its Affiliates and Sublicensees who are not Challenging Parties shall not be [**] under Section 4.5.1(b) as a result of the Patent Challenge actions of an unrelated Sublicensee Challenging Party.

4.6 Non-Royalty Sublicense Income. Licensee will pay Harvard a percentage in accordance with the following table of all Non-Royalty Sublicense Income, without deduction (other than as provided in the definition of Non-Royalty Sublicense Income in Section 1.65) or apportionment of any kind; provided, however, that Licensee may deduct from Non-Royalty Sublicense Income received by Licensee as a result of the achievement by a Sublicensee of a milestone event set forth in Section 4.3.1 the amount of the corresponding milestone payment due Harvard under Section 4.3.1 in connection with the achievement of such milestone event.

Category of Sublicense	Percentage of Non- Royalty Sublicense Income
(a) With respect to a Sublicense executed [**]	[**]
(b) With respect to a Sub license executed [**]	[**]
(c) With respect to a Sublicense executed [**]	[**]

Subject to Section 1.65, in the case of Non-Royalty Sublicense Income received in kind in the form of a freely transferable security (except for such restrictions on transfer imposed by applicable law), Licensee may distribute such in-kind Non-Royalty Sublicense Income to Harvard in the same form in which received by the Licensee.

4.7 Success Payments. Licensee shall make such payments (each, a “Win-State Payment” and collectively, the “Win-State Payments”) as are determined in accordance with Exhibit 4.7 hereto. Any acquirer, lessee, exclusive licensee or other transferee of all or substantially all of the Licensee’s assets, or any successor entity to the Licensee (each, an “Acquirer”), shall be obligated to assume the Licensee’s obligations pursuant to this Section 4.7 and Exhibit 4.7 hereto, as such obligations are set forth herein and therein and subject to the terms and conditions (including contingent events) set forth herein and therein.

5. Reports; Payments; Records.

5.1 Reports and Payments.

5.1.1 Reports. Within [**] days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Non-Royalty Sublicense Income is received, Licensee shall deliver to Harvard a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and country-by-country breakdown):

5.1.1.1 the number of units of Licensed Products sold, leased or otherwise transferred by Invoicing Entities for the applicable Calendar Quarter;

5.1.1.2 the gross amount billed or invoiced for Licensed Products sold, leased or otherwise transferred by Invoicing Entities during the applicable Calendar Quarter;

5.1.1.3 a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of allowable deductions;

5.1.1.4 a detailed accounting of all Non-Royalty Sublicense Income received during the applicable Calendar Quarter;

5.1.1.5 the total amount payable to Harvard in U.S. Dollars on Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter, together with the exchange rates used for conversion; and

5.1.1.6 a good faith list of [**] for all Patent Rights that have Valid Claims covering the Licensed Products.

Each such report shall be certified on behalf of Licensee as true, correct and complete in all material respects. If no amounts are due to Harvard for a particular Calendar Quarter, the report shall so state.

5.1.2 Payment. Within [**] days after the end of each Calendar Quarter, Licensee shall pay Harvard all amounts due with respect to Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter; provided, however, that for royalties to Harvard on Net Sales by Sublicensees, Licensee shall have until the earlier of (a) [**] business days after receiving the quarterly royalty payment from the Sublicensee and (b) [**] days after the end of the applicable Calendar Quarter to turn around payment to Harvard on the underlying Net Sales.

5.2 Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges. Notwithstanding the foregoing, a reasonable and customary currency conversion methodology as is set forth in a Sublicense agreement shall be the method used for currency conversion of amounts due in relation to such Sublicense agreement.

5.3 Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to Harvard in relation to such Licensed Products, and all Non-Royalty Sublicense Income received by Licensee and its Affiliates, which records shall contain sufficient information to permit Harvard to confirm the accuracy of any reports or notifications delivered to Harvard under Section 5.1. Licensee, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least [**] years after the conclusion of that Calendar Quarter, during which time Harvard will have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. Such accountant or other auditor, as applicable, shall be under reasonable written obligations of confidentiality to the audited party and shall not disclose to Harvard any information other than information relating to the accuracy of reports and payments delivered under this Agreement. In addition, the auditor shall disclose its draft conclusions to Licensee and Harvard, and the basis for such conclusions to Licensee, prior to making its final report to Harvard, and shall reasonably consider the Licensee’s comments in response thereto (if any). The accounting records as to any accounting period shall not be audited more than [**], nor more than [**] years after the end of such accounting period. The parties shall reconcile any underpayment or overpayment within [**] days after the accountant delivers the results of the audit. If any audit performed under this Section 5.3 reveals an underpayment in excess of [**] percent ([**]%) in any calendar year, Licensee shall reimburse Harvard for all amounts incurred in connection with such audit. Harvard may exercise its rights under this Section 5.3 only [**] every year per audited entity and only with reasonable prior notice to the audited entity. Notwithstanding the foregoing, provided that the Licensee obtains an [**] audit right for itself with respect to a Sublicensee’s records, as well as the right to share the results of such audit with Harvard, the Licensee shall not be required to obtain from such Sublicensee a direct audit right for Harvard. In such event, in any calendar year in which Licensee would not otherwise exercise its right to audit a given Sublicensee, if requested by Harvard in writing, Licensee shall exercise such audit right, which shall be at Harvard’s expense unless the audit reveals an underpayment (either by the Sublicensee alone or when taken together with all other contemporaneous audits conducted by or at the request of Harvard) in excess of [**] percent ([**]%) in any calendar year that is the subject of the audit, in which case such audit shall be at Licensee’s expense.

5.4 Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear interest at the lower of (a) [**] percent ([**]%) per month and (b) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be compounded [**]. Payment of such interest by Licensee shall not limit, in any way, Harvard’s right to exercise any other remedies Harvard may have as a consequence of any payment due but unpaid hereunder.

5.5 Payment Method. Each payment due to Harvard under this Agreement shall be paid by check or wire transfer of funds to Harvard’s account in accordance with written instructions provided by Harvard. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

5.6 Withholding and Similar Taxes. All amounts to be paid to Harvard pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales; provided that Licensee shall be entitled to make payment to an account of Harvard held in the United States.

6. Patent Filing, Prosecution and Maintenance.

6.1 Control. Harvard will be responsible for the preparation, filing, prosecution, protection, defense and maintenance of all Patent Rights, using independent patent counsel reasonably acceptable to Licensee, and including oppositions, inter partes reviews and post-grant reviews. Harvard will: (a) instruct such patent counsel to furnish the Licensee with copies of all correspondence relating to the Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on such response; (b) give Licensee an opportunity to review the text of each patent application before filing; (c) consult with Licensee with respect thereto; (d) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; and (e) keep Licensee advised of the status of actual and prospective patent filings. Harvard shall give Licensee the opportunity to provide comments on and make requests of Harvard concerning the preparation, filing, prosecution, protection, defense and maintenance of the Patent Rights, and shall seriously consider such comments and requests (including any comment or request that Harvard refrain from filing a continuation-in-part application or that Harvard file a Patent Right divisional or similar filing that is specific to the Field); [**]. In particular, and without intending to limit any of Harvard’s rights pursuant to this Agreement, Harvard expressly reserves the right to decline Licensee’s request to file, prosecute, maintain or defend any of the Patent Rights in any Developing Country(ies) unless (i) Licensee demonstrates to Harvard’s reasonable satisfaction that the filing, prosecution, maintenance or defense of such Patent Rights in such Developing Country(ies) would materially increase the locally-affordable availability of Licensed Products or equivalents thereof (e.g., generic products) in those and/or other Developing Country(ies) and (ii) the provisions of Article 7 notwithstanding, Licensee agrees that Harvard shall hold final decision-making authority, on a case-by-case basis, as to whether Licensee will be permitted to enforce such Patent Rights in such Developing Country(ies).

6.2 Expenses. Subject to Section 7.3 below, Licensee shall reimburse Harvard for [**] documented, out-of-pocket expenses incurred by Harvard pursuant to this Article 6, within [**] days after the date of each invoice from Harvard for such expenses. [**]. In the event that after the Effective Date, Harvard enters into a license with a third party with respect to any of the Base Editor Patent Rights outside the Field or Supporting Technology Patent Rights in or outside the Field, then Harvard shall use reasonable efforts to secure a provision under such license that provides for payment of an appropriate portion of past and future expenses related to such Patent Rights by such licensee at the time such expenses are incurred, taking into consideration the scope and type (i.e., exclusive or non-exclusive) of such license. In the event that Harvard is able to collect such amounts, Harvard shall reimburse Licensee for a pro rata share of such expenses already paid by Licensee.

6.3 Abandonment. If Licensee decides that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any Patent Rights in a particular country, then Licensee shall provide Harvard with prompt written notice of such election and upon such written notice, the Patent Rights that were the subject of the notice, solely in the countries identified in the notice for such Patent Rights, shall be “Abandoned Patent Rights”. Upon receipt of such notice by Harvard, Licensee shall be released from its obligation to reimburse Harvard for the expenses incurred thereafter as to such Abandoned Patent Rights; provided, however, that expenses authorized prior to the receipt by Harvard of such notice that cannot be cancelled as of the date of the notice shall be deemed incurred prior to the notice. Any license granted by Harvard to Licensee hereunder with respect to any Abandoned Patent Rights will terminate, and Licensee will have no rights whatsoever to exploit such Abandoned Patent Rights. Harvard will then be free, without further notice or obligation to Licensee, to grant rights in and to such Abandoned Patent Rights to third parties. In addition, Harvard shall have the right to grant to third party licensees of any Abandoned Patent Rights that are Disease-Specific Patent Rights and with advance written notice to the Licensee, a non-exclusive license under the Patent Rights other than such Disease-Specific Patent Rights solely to make, have made, offer for sale, sell, have sold and import such [**] Proposed Product Covered (as of the date of the applicable notice from Licensee of its election not to pay patent expenses with respect to such Abandoned Patent Rights) by such Abandoned Patent Rights for the prevention or treatment of the applicable human disease solely in the countries applicable to such Abandoned Patent Rights and not including any indications or applications not Covered (as of the date of the applicable notice from Licensee of its election not to pay patent expenses with respect to such Abandoned Patent Rights) by such Abandoned Patent Rights in such country. In addition, if Abandoned Patent Rights represent substantially all the material patentable claims within a Subcategory of Base Editor Patent Rights, Harvard shall have the right to grant to third party licensees of such Abandoned Patent Rights within such Subcategory of Base Editor Patent Rights, a non-exclusive license under the Patent Rights solely to make, have made, offer for sale, sell, have sold and import products, including Base Editor Products, that are claimed or covered by Patent Rights within such Subcategory of Base Editor Patent Rights in any field solely in the countries applicable to such Abandoned Patent Rights, which non-exclusive license shall not extend to components of such products that are a different category of Base Editor than the category of Base Editor that is the subject matter of such Abandoned Patent Rights (for non-limiting example, [**]). For clarity, Abandoned Patent Rights are defined on a country-by-country basis, not a worldwide basis, and Licensee shall retain its rights in all other countries to the Patent Rights that are counterparts in other countries to the Abandoned Patent Rights (and the non-exclusive licenses referred to in this paragraph shall not extend to such other countries).

6.4 Marking. Licensee shall, and shall cause its Affiliates and Sublicensees to, mark all Licensed Products sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of Patent Rights in such country.

7. Enforcement of Patent Rights.

7.1 Notice. In the event either party becomes aware of any possible or actual infringement of any Patent Rights with respect to Licensed Products in the Field (an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement.

7.2 Suit by Licensee. Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of Harvard and potential effects on the public interest in making its decision whether to sue. Should Licensee elect to bring suit against an infringer, Licensee shall keep Harvard reasonably informed of the progress of the action and shall give Harvard a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the Patent Rights in the action, or if Licensee’s license to a Valid Claim in the suit terminates, Harvard may elect to take control of the action pursuant to Section 7.3. Any and all expenses, including reasonable attorneys’ fees, incurred by Harvard under this Section 1.2 with respect to the prosecution, adjudication and/or settlement of such suit, including any related appeals, shall be paid for entirely by Licensee and Licensee shall hold Harvard free, clear and harmless from and against any and all such expenses. The expenses of such suit or suits that Licensee elects to bring under this Section 7.2, including any expenses of Harvard incurred in conjunction with the prosecution of such suits or the settlement thereof by Licensee under this Section 7.2, shall be paid for entirely by Licensee and Licensee shall hold Harvard free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees (to avoid doubt, excluding costs of any suit that becomes a suit by Harvard under Section 7.3 as provided for above). Licensee shall not compromise or settle litigation under this Section without the prior written consent of Harvard, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 7.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Harvard shall receive an amount of such remaining funds equal to the applicable percentage in Section 4.6 had the infringer been a Sublicensee instead (and such recovery was Non-Royalty Sublicense Income paid under a Sublicense executed on the effective date of the settlement or the date of entry of judgment by the court awarding such recovered sums, whichever is applicable), and the remainder of such funds shall be retained by Licensee.

7.3 Suit by Harvard. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 7.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within [**] days after receipt of notice to Licensee by Harvard of the existence of an actual Infringement, then Harvard may elect to do so. Should Harvard elect to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to approve the counsel selected by Harvard to represent Harvard and Licensee, such approval not to be unreasonably withheld. Any and all expenses, including reasonable attorneys’ fees, incurred by Licensee with respect to the prosecution, adjudication and/or settlement of such suit, including any related appeals, shall be paid for entirely by Harvard and Harvard shall hold Licensee free, clear and harmless from and against any and all such expenses. Harvard shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed; provided, however, that Licensee shall retain the sole authority to grant Sublicenses in its discretion. In the event Harvard exercises its right to sue pursuant to this Section 7.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Harvard shall retain an amount of such funds equal to [**] the applicable percentage in Section 4.6 had the infringer been a Sublicensee instead (and such recovery was Non-Royalty Sublicense Income paid under a Sublicense executed on the effective date of the settlement or the date of entry of judgment by the court awarding such recovered sums, whichever is applicable), and the remainder of such funds, if any, shall be paid to Licensee.

7.4 Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 7 by the other party for Infringement.

7.5 Cooperation. Each party agrees to cooperate fully in any action under this Article 7 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance. This includes the obligation to be named as a party plaintiff or to join as a necessary or indispensable party in the other party’s permitted suits under Section 7.2 or 7.3, if needed for standing or otherwise necessary to pursue the suit.

7.6 Declaratory Judgment. If a declaratory judgment action is brought naming Licensee and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Licensee shall promptly notify Harvard in writing. Similarly, if Harvard is named as a defendant in a declaratory judgment action related to the Patent Rights, Harvard shall promptly notify Licensee in writing. In either case, Harvard may elect, upon written notice to Licensee (such written notice to be given within [**] days after Harvard receives notice of the commencement of such action, in the case of actions of which Licensee notifies Harvard) to conduct or to take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense. In such event, Harvard shall keep Licensee fully informed in advance of the strategy in responding to such declaratory judgment action, the parties shall enter into a common interest/joint defense agreement as appropriate (which shall not be in conflict with this Agreement), and Harvard shall reasonably consult with and consider the comments of Licensee and its counsel, and Harvard shall hold Licensee free, clear and harmless from and against any and all such expenses. If Harvard does not promptly elect to conduct the defense or take over the defense of the applicable suit (or portion thereof), then the Licensee shall have the right to conduct the defense at Licensee’s expense, and Harvard shall reasonably cooperate with Licensee in relation thereto.

7.7 Actions Against Infringement Outside the Field. Prior to taking action to enforce any Patent Rights against infringement outside the Field, Harvard shall, to the extent feasible and consistent with any obligations of confidentiality that apply to Harvard, give the Licensee no less than [**] days advance written notice. Promptly after such notice, if requested by the Licensee, Harvard shall meet and confer with Licensee, subject to any obligations of confidentiality that apply to Harvard, and consider Licensee’s concerns (if any) related to the potential enforcement action. In addition, if Harvard grants an exclusive license under any given Patent Rights outside the Field, Harvard shall provide in the license agreement that the exclusive licensee under such Patent Rights outside the Field shall not have the right to enforce the Patent Rights against infringement, even infringement within the field licensed to such licensee, without first conferring with Licensee to reach consensus as to an enforcement strategy with which both Licensee and the third party are comfortable. In order to facilitate such conference, Licensee agrees and Harvard shall provide in the applicable license agreement that the exclusive licensee shall agree to negotiate in good faith and, if agreement on terms is obtained, execute such reasonable confidentiality, common interest or similar agreement, as may be recommended in good faith by counsels to Licensee and such exclusive licensee. Licensee agrees to approach all such discussions with any exclusive licensees of Harvard outside the Field in good faith. Neither Licensee nor any such exclusive licensee shall be required to disclose any information in such conference if counsel to Licensee or such exclusive licensee advises that such disclosure is inadvisable.

7.8 Licensee Actions in Support of Affiliates and Sublicensees. It is understood that the Licensee may exercise its rights under this Article 7 in support of its Affiliates and Sublicensees, and may seek the comments and financial support of Affiliates and Sublicensees on patent prosecution and enforcement, and may make comments and seek to enforce Patent Rights in accordance with this Article 7 to protect the interests of its Affiliates and Sublicensees, in addition to the Licensee’s own interests.

8. Warranties: Limitation of Liability.

8.1 Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Licensee represents and warrants, on behalf of itself and its Affiliates and Sublicensees, that it shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates to comply with (and will contractually obligate its Sublicensees to comply with), all United States export control laws and regulations, that as between the parties it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold Indemnitees and HHMI Indemnitees harmless (in accordance with Section 9.1) for the consequences of any such violation.

8.2 Representations and Warranties.

8.2.1 By Harvard. Harvard represents and warrants that (A) Harvard has the authority and right to enter into and perform its obligations under this Agreement and grant the licenses granted to Licensee herein, (B) as of the Effective Date, to the best of the knowledge of Harvard’s Office of Technology Development, the execution, delivery and performance of this Agreement by Harvard does not conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which it is a party or is otherwise bound, (C) as of the Effective Date, to the best of the knowledge of Harvard’s Office of Technology Development, no consent of any Third Party, including without limitation any governmental authority, is required for Harvard to execute, deliver and perform under this Agreement, including without limitation to grant the licenses granted to Licensee herein, except for such consents as may have been obtained prior to the Effective Date, and (D) as of the Effective Date, Harvard has received assignments from each of the inventors listed on the patent applications for each Patent Right assigning to Harvard each such inventor’s entire right, title and interest in and to such Patent Rights. To the best of the knowledge of Harvard’s Office of Technology Development, as of the Effective Date, Harvard has not granted to a third party rights that are inconsistent with those granted to Licensee herein.

8.2.2 By Licensee. Licensee represents and warrants that (A) Licensee has the authority and right to enter into and perform its obligations under this Agreement, (B) as of the Effective Date, the best of Licensee’s knowledge, the execution, delivery and performance of this Agreement by Licensee does not conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which it is a party or, to its knowledge, is otherwise bound, and (C) as of the Effective Date, the best of Licensee’s knowledge, no consent of any Third Party, including without limitation any governmental authority, is required for Licensee to execute, deliver and perform under this Agreement, except for such consents as may have been obtained prior to the Effective Date.

8.3 No Warranty.

8.3.1 Harvard makes no representations or warranties other than those set forth above.

8.3.2 Nothing contained herein shall be deemed to be a warranty by Harvard that it can or will be able to obtain patents on patent applications included in the Patent Rights, or that any of the Patent Rights will afford adequate or commercially worthwhile protection.

8.3.3 HARVARD MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS. HARVARD MAKES NO REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS.

8.3.4 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.4 Limitation of Liability.

8.4.1 EXCEPT WITH RESPECT TO MATTERS FOR WHICH LICENSEE IS OBLIGATED TO INDEMNIFY INDEMNITEES UNDER ARTICLE 9, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (B) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

8.4.2 Harvard’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed [**] (including equity issuance and in-kind payments in addition to monetary payments), plus cancellation of future amounts due (in whatever form, including equity issuances and in-kind payments as well as monetary payments) under this Agreement (i.e., damages are permitted to be in whole or in part in the form of cancellation of future obligations of the Licensee in addition to disgorgement of past payments).

9. Indemnification and Insurance.

9.1 Indemnity.

9.1.1 Licensee shall (and shall cause its Affiliates and Sublicensees to) indemnify, defend and hold harmless Harvard and its current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, suit, investigation, action, demand, judgment, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation or defense), based upon, arising out of, or otherwise relating to the Licensee’s or its Affiliates’ or Sublicensees’ exercise of rights under this Agreement or any Sublicense or subcontract, including any cause of action relating to product liability concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted under this Agreement (collectively, “Claims”) except to the extent any such Claim results from or arises out of the gross negligence or willful misconduct of an Indemnitee. No Affiliate of Licensee (other than an Affiliate controlling Licensee) shall have an obligation to indemnify Harvard for any Claim based upon, arising out of, or otherwise relating to the exercise of rights under this Agreement by a different Affiliate of Licensee or by any other person unless such Affiliate or other person is exercising rights granted by such first Affiliate or acting on such first Affiliate’s behalf or upon its instruction or advice. No Sublicensee shall have an obligation to indemnify Harvard for any Claim based upon, arising out of, or otherwise relating to the exercise of rights under this Agreement by a different Sublicensee, Licensee, any Affiliate of Licensee or by any other person unless such different Sublicensee, Licensee or Affiliate or other person is exercising rights granted by such first Sublicensee or acting on such first Sublicensee’s behalf or upon its instruction or advice.

9.1.2 Procedures. The Indemnitees agree to provide Licensee with prompt written notice of any Claim for which indemnification is sought under this Agreement (in any event no later than [**] days after the Indemnitee learns of the earliest event that is part of the Claim); provided, however, that an Indemnitee’s delay in providing or failure to provide such notice shall not relieve Licensee of its indemnification obligations under this Agreement, except to the extent Licensee can demonstrate actual prejudice due to the delay or lack of notice. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to Harvard to defend against any such Claim. The Indemnitees shall cooperate with Licensee, at Licensee’s expense, in such defense and shall permit Licensee (or its designee) to conduct and control such defense and the disposition of such Claim (including without limitation all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Licensee, if representation of such Indemnitee by the counsel retained by Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel; and provided further, however, that Harvard also shall have the additional right to employ separate counsel and to participate in the defense of a Claim (as reasonably directed by Licensee) at its own expense (not subject to later indemnification). Harvard agrees to use diligent efforts to select counsel, and to cause any other Indemnitees affiliated with their respective institutions to select counsel, that minimizes the number of counsel retained by all Indemnitees if representation of an Indemnitee by the counsel retained by Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Licensee agrees to keep counsel(s) for Indemnitees informed of the progress in the defense and disposition of such claim and to consult with Harvard with regard to any proposed settlement. Licensee shall not settle any Claim that has a materially adverse effect on the rights of any Indemnitee hereunder or that admits any liability by or imposes any obligation on any Indemnitee without the prior written consent of such Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed. An Indemnitee may not settle any Claim without the prior written consent of Licensee, which consent shall not be unreasonably withheld, conditioned or delayed. If Licensee fails to assume defense of a Claim within a reasonable time, an Indemnitee may defend (at Licensee’s sole expense) and settle such Claim on such terms as such Indemnitee deems appropriate with the prior written consent of Licensee (such consent not to be unreasonably withheld, delayed or conditioned), and Licensee shall be obligated to indemnify such Indemnitee for such settlement as provided in this Article 9.

9.1.3 HHMI, and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”), shall be indemnified, defended by counsel acceptable to HHMI, and held harmless by Licensee, from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “HHMI Claims”), based upon, arising out of, or otherwise relating to this Agreement or any Sublicense or subcontract, including without limitation any cause of action relating to product liability. Notwithstanding Section 8.4 or any other provision of this Agreement, Licensee’s obligation to defend, indemnify and hold harmless the HHMI Indemnitees under this paragraph shall not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way.

9.1.4 Notwithstanding anything express or implied, Licensee shall not be required to indemnify, defend, or hold harmless any Indemnitee or HHMI Indemnitee with respect to any dispute amongst any Indemnitee(s), HHMI Indemnitee(s), and/or subsets of any of the foregoing, as to the division amongst themselves of the consideration paid by Licensee under this Agreement.

9.2 Insurance.

9.2.1 Beginning at the time any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee, or by an Affiliate, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[**] per incident and $[**] annual aggregate and naming the Indemnitees and HHMI Indemnitees as additional insureds. During clinical trials of any such Licensed Product or Enabled Product Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as Harvard and HHMI shall require, naming the Indemnitees and HHMI Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement.

9.2.2 If Licensee elects to self-insure all or part of the limits described above in Section 9.2.1 (including deductibles or retentions that are in excess of $[**] annual aggregate) such self-insurance program must be acceptable to Harvard and CRICO/RMF (Harvard’s insurer) in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Agreement.

9.2.3 Licensee shall provide Harvard with written evidence of such insurance upon request of Harvard. Licensee shall provide Harvard with written notice at least [**] days prior to the cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such [**] day period, Harvard shall have the right to terminate this Agreement effective at the end of such [**] day period without notice or any additional waiting periods.

9.2.4 Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Licensed Product is being commercially distributed or sold by Licensee, or an Affiliate, Sublicensee or agent of Licensee; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than [**] years.

10. Term and Termination.

10.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect until the expiration of the last to expire Valid Claim (the “Term”) or end of the Royalty Term.

10.2 Termination.

10.2.1 Termination Without Cause. Licensee may terminate this Agreement upon [**] days prior written notice to Harvard, with or without cause.

10.2.2 Termination for Default.

10.2.2.1 In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within [**] days after receiving written notice thereof which written notice explicitly states that it is a notice of material breach under this Section 10.2.2.1, the other party may terminate this Agreement immediately upon written notice to the party in breach.

10.2.2.2 If Licensee defaults in its obligations under Section 9.2 to procure and maintain insurance or, if Licensee has in any event failed to comply with the notice requirements contained therein, then Harvard may terminate this Agreement immediately without notice or additional waiting period.

10.2.2.3 Harvard shall be entitled to terminate this Agreement in its entirety in accordance with the provisions of Section 3.4.6.1.

10.2.3 Bankruptcy. Harvard may terminate this Agreement upon written notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within [**] days, or if Licensee becomes the subject of liquidation or dissolution proceedings or otherwise discontinues all business operations.

10.3 Effect of Termination.

10.3.1 Termination of Rights. Upon expiration or termination of this Agreement by either party pursuant to any of the provisions of Section 10.2: (a) the rights and licenses granted to Licensee under Article 2 shall terminate, all rights in and to and under the Patent Rights will revert to Harvard and neither Licensee nor its Affiliates may make any further use or exploitation of the Patent Rights; and (b) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that, solely in the case of termination by Harvard for breach pursuant to the provisions of Section 10.2.2 or on account of bankruptcy pursuant to the provisions of Section 10.2.3, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee was not then in breach of its Sublicense agreement with Licensee such that Licensee would have had the right to terminate such Sublicense and if the actions or failure to act of such Sublicensee did not give rise to the basis for termination by Harvard, such Sublicensee shall have the right to enter into a direct license from Harvard under the Patent Rights within the scope of the Sublicensee’s Sublicense, on the same milestone and royalty terms as set forth in this Agreement. Harvard agrees to negotiate in good faith the final form of such license agreement on such financial terms and conditions; such final form of direct license agreement shall not impose any representations, warranties, obligations or liabilities on Harvard that are not included in this Agreement.

10.3.2 Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by Harvard pursuant to Section 10.2). Licensee, its Affiliates and Sublicensees (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), Licensee shall pay the applicable royalties and payments to Harvard in accordance with Article 4, provide reports and audit rights to Harvard pursuant to Article 5 and maintain insurance in accordance with the requirements of Section 9.2. The parties agree that the obligations in Section 4.1 (Equity) and Section 6.2 (Patent Expenses) (with respect to patent expenses incurred by Harvard prior to the Effective Date) will accrue immediately upon execution of this Agreement by both parties, regardless of invoice and payment timing details set forth therein.

10.3.3 Regulatory Filings. Licensee shall have the exclusive right to prepare and present all regulatory filings necessary or appropriate in any country and to obtain and maintain any regulatory approval required to market Licensed Products in any such country. Licensee shall solely own all right, title and interest in and to all such regulatory approvals and filings; provided, however, that in the event Licensee terminates this Agreement pursuant to Section 10.2.1 or Harvard terminates this Agreement pursuant to any of the provisions of Section 10.2, Licensee shall reasonably consider and promptly discuss in good faith with Harvard reasonable terms upon which Licensee would be willing to provide Harvard with the right to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Licensee and its Affiliates with any Regulatory Authority in furtherance of applications for regulatory approval in the relevant country with respect to Licensed Products.

10.4 Survival. The parties’ respective rights, obligations and duties under Articles 5, 9, 10 and 11 and Sections 4.1, 4.2 (to the extent of payment obligations accruing prior to the effective date of expiration or termination), 4.3 (to the extent of payment obligations accruing prior to the effective date of expiration or termination), 4.4 (to the extent of Net Sales prior to the effective date of expiration or termination) 4.5 (to the extent applicable at the effective date of expiration or termination), 4.7 (for so long as Licensee, its Affiliate or a Sublicensee is researching, developing or commercializing an Enabled Product(s)), 6.2 (for expenses incurred prior to the effective date of expiration or termination), 8.3 and 8.4, shall survive any expiration or termination of this Agreement. In addition, Licensee’s obligations under Section 4.4 and 4.6 with respect to Sublicenses granted prior to the effective date of expiration or termination of the Agreement shall survive such expiration or termination.

11. Miscellaneous.

11.1 Confidentiality.

11.1.1 Definitions.

11.1.1.1 “Harvard Confidential Information” means (a) any information related to Prosecution of Patent Rights provided to Licensee by Harvard; (b) any information or material in tangible form that is marked as “confidential” or proprietary by Harvard at the time it is sent to Licensee; (c) information that is furnished orally by Harvard if Harvard identifies such information as “confidential” or proprietary in writing by a memorandum delivered to Licensee within [**] days after the date of disclosure; and (d) the terms of this Agreement (but not its existence or general subject matter), which shall constitute the Confidential Information of both Parties.

11.1.1.2 “Licensee Confidential Information” means (a) any Development Plan; (b) any reports prepared by Licensee and provided to Harvard pursuant to this Agreement (including any under Sections 3.3 and 5.1.1); (c) any copies of Sublicenses, or information extracted therefrom, provided by Licensee to Harvard under Section 2.4.3; (d) any information or material in tangible form that is provided to Harvard in connection with this Agreement and is marked as “confidential” or proprietary by Licensee at the time it is sent to Harvard or is furnished orally by Licensee if Licensee identifies such information as “confidential” or proprietary in writing by a memorandum delivered to Harvard within [**] days after the date of disclosure; or (e) the terms of this Agreement (but not its existence or general subject matter of it), which shall constitute the Confidential Information of both Parties. The Parties agree that Harvard may share the terms of this Agreement with HHMI.

11.1.1.3 “Confidential Information” means the Harvard Confidential Information and the Licensee Confidential Information, as applicable.

11.1.2 Obligations of Confidentiality. For the Term of this Agreement and a period of [**] years thereafter, (a) Licensee shall maintain in confidence and shall not disclose to any third party any Harvard Confidential Information, and (b) Harvard shall maintain in confidence and shall not disclose to any third party any Licensee Confidential Information, provided that Harvard may disclose to HHMI (A) the terms of this Agreement, including any Schedules and Exhibits, and (B) such Licensee Confidential Information as HHMI reasonably requests, provided that any disclosure under the foregoing clause (A) shall be made in confidence to HHMI and that any disclosure under the foregoing clause (B) shall be under terms of a written confidentiality agreement prohibiting the use and further disclosure by HHMI of such Licensee Confidential Information on terms as least as restrictive as those contained herein. Each Party shall take all reasonable steps to protect the Confidential Information of the other Party with the same degree of care used to protect its own confidential or proprietary information. Neither Party shall use the Confidential Information of the other Party for any purpose other than those contemplated by this Agreement. The foregoing obligations under this Section 11.1.2 shall not apply to:

(i) information that is known to the receiving Party or independently developed by the receiving Party prior to the time of disclosure without use of or reference to the other Party’s Confidential Information, in each case, to the extent evidenced by contemporaneous written records;

(ii) information that is independently developed by the receiving Party at or after the time of disclosure without use of or reference to the other Party’s Confidential Information, to the extent evidenced by contemporaneous written records;

(iii) information disclosed to the receiving Party by a third party that has a right to make such disclosure;

(iv) information that is or becomes generally known or available to the public, other than as a result of a breach of this Agreement by the receiving Party; or

(v) information that is required to be disclosed by order of the FDA or similar authority or a court of competent jurisdiction or other government authority or agency; provided that the Parties shall use commercially reasonable efforts to obtain confidential treatment of such information by the agency, authority, or court.

11.1.3 Permitted Disclosures. Notwithstanding Section 11.1.2, either Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

11.1.3.1 prosecuting or defending litigation in accordance with Article 7 of this Agreement; provided that the party making a disclosure under this Section 11.1.3.1 shall seek confidential treatment, a protective order, or seek to file under seal if reasonably requested by the other party;

11.1.3.2 making filings with the Securities and Exchange Commission or foreign equivalent, any stock exchange or market, or any Regulatory Authorities, which shall include publicly disclosing or filing this Agreement as a “material agreement” in accordance with applicable law or applicable stock exchange regulations;

11.1.3.3 complying with applicable laws, rules, regulations or orders (collectively, “Law”) or submitting information to governmental authorities; provided that if either Party is required by Law to make any public disclosure of Confidential Information of the other Party, to the extent the Party so required may legally do so, it will give reasonable advance notice to the other Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise);

11.1.3.4 in the case of Licensee as the receiving Party, to its Affiliates and its and their prospective and actual acquirers, licensees, sublicensees, distributors, investors, lenders and underwriters, each of which prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1, and (a) its and their employees, consultants, agents, and advisors, on a need to know basis, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1, and (b) its and their accountants and lawyers, on a need to know basis, each of whom prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1; and

11.1.3.5 in the case of Harvard as the receiving Party, to Harvard’s prospective and actual licensees (including Sublicensees in the event of termination of this Agreement by Harvard for breach pursuant to the provisions of Section 10.2.2 or on account of bankruptcy pursuant to the provisions of Section 10.2.3). acquirers of payment or equity rights (including Osage), lenders and underwriters, each of which prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 and (a) its and their employees, consultants, agents, and advisors, on a need to know basis, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1, and (b) its and their accountants and lawyers, on a need to know basis, each of whom prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1; provided that the disclosure to prospective or actual licensees (and the related persons noted in the foregoing clauses (a) and (b)) is limited to such Confidential Information of Licensee as is reasonably necessary for such prospective or actual licensee to conduct technical or legal due diligence or exercise its rights under the license granted or proposed to be granted under the Patent Rights to such actual or prospective licensee by Harvard; provided, further, that financial terms will not be included in any such disclosure to prospective or actual licensees that are not a Sublicensee coming into a direct license as provided for in this Agreement.

11.2 Preference for United States Industry. During the period of exclusivity of this license in the United States, Licensee shall comply with 37 C.F.R. § 401.14 (i) or any successor rule or regulation.

11.3 No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 11.3 shall be null and void and of no legal effect.

11.4 Use of Name. Except as provided below, Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use or register the name “Harvard” (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify Harvard or any Harvard school, unit, division or affiliate (“Harvard Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by, Harvard. Without limiting the foregoing, Licensee shall, and shall ensure that its Affiliates and Sublicensees shall, cease all use of Harvard Names on the termination or expiration of this Agreement except as otherwise approved by Harvard. This restriction shall not apply to any information required by Law to be disclosed to any governmental entity. Licensee shall not use or register the name “Howard Hughes Medical Institute” or any variation, adaptation, or abbreviation thereof (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify HHMI or any unit of HHMI (“HHMI Names”) or of any HHMI employee (including Dr. David Liu) in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to an HHMI Name or any HHMI employees (including Dr. David Liu) in press releases or similar materials intended for public release is approved by HHMI in advance.

11.5 Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

11.6 Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by e-mail, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 11.6:

If to Licensee (other than invoices):	Beam Therapeutics c/o F-Prime Capital 1 Main Street 13th Floor Cambridge, MA 02142 Email: [**] Attn.: CEO With required email copies to each of: [**] and [**]

If to Licensee (invoices only):	Same as above until updated by Licensee by written notice as per this Section.

If to Harvard:	Office of Technology Development Harvard University Richard A. and Susan F. Smith Campus Center, Suite 727 1350 Massachusetts Avenue Cambridge, Massachusetts 02138 Email: [**] Attn.: [**]

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by e-mail, upon transmission and electronic confirmation of delivery; (c) by certified mail, as evidenced by the return receipt. If notice is sent by e-mail, a confirming copy of the same shall be sent by mail to the same address.

11.7 Dispute Resolution. If any dispute between the parties arises out of or relates to this Agreement (a “Dispute”), either party by written notice to the other party may have such issue referred for resolution to the Chief Executive Officer of Licensee, and the Chief Technology Development Officer of Harvard (collectively, the “Executive Officers”). The Executive Officers shall meet promptly to discuss the matter submitted and to determine a resolution. If the Executive Officers are unable to resolve the Dispute within [**] days after it is referred to them, then the parties may pursue all other rights and remedies available to them under this Agreement, including the right to terminate this Agreement, and the matter may be brought by a party as a Suit in a court of competent jurisdiction in accordance with Section 11.8.

11.8 Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.

11.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

11.10 Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

11.11 Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by electronic mail, the executed Agreement must be delivered in a .pdf format.

11.12 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

11.13 No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

11.14 Assignment and Successors. This Agreement may not be assigned by either Party without the consent of the other Party, which consent shall not be unreasonably withheld, except that each Party may, without such consent, assign this Agreement and the rights, obligations and interests of such Party to any purchaser of all or substantially all of its assets or all of its equity, or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation; provided, in each case, the assignee agrees in writing to be bound by the terms of this Agreement and, if the Licensee is the assignor, specifically agrees to be bound by the obligations to HHMI set forth in this Agreement, and a copy of such writing is provided to the other Party within [**] business days after such assignment. Any assignment purported or attempted to be made in violation of the terms of this Section 11.14 shall be null and void and of no legal effect.

11.15 Force Majeure. Except for monetary obligations hereunder, neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.16 Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement; and (d) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.

11.17 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, or interferes with the enforceability of any Patent Right, it is the intention of the parties that such provision shall be null and void and deemed excised from this Agreement and the remainder of this Agreement shall not be affected.

11.18 Publicity. Notwithstanding the terms of Section 11.4 above (Use of Name), the Parties hereby agree to issue a mutually-acceptable press release announcing the execution of this Agreement, within [**] days following the Effective Date; provided, however, that Beam may extend such [**] day period one time for an additional [**] days upon advance written notice to Harvard if Beam has a good faith belief that premature disclosure of the existence of this Agreement would be detrimental to the business or affairs of Beam in light of then ongoing negotiations with a third party(ies) regarding a license(s) or strategic transaction(s), and the Parties may extend such period by additional [**]-day increments by mutual written consent. Beam shall provide Harvard with a written summary of the basis for such belief with any such notice. Each Party agrees that it will not issue a press release or other public statement relating to this Agreement or the relationship of the Parties without obtaining the prior written approval of the other Party. Any use of HHMI Names or the name of any HHMI employee (including Dr. David Liu) in any press release or public statement must be approved by HHMI in advance. Permission shall not be required to repeat information that has already been publicly released.

11.19 HHMI Third Party Beneficiary. HHMI is not a party to this Agreement and has no liability to Licensee or any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College		Beam Therapeutics, Inc.

By:	/s/ Jordan B. Grant	By:	/s/ John Evans
Name:	Jordan B. Grant	Name:	John Evans
Title:	Director of Technology Transactions	Title:	CEO
Office of Technology Department
Harvard University

Exhibit 3.1.1

[**]

Exhibit 4.1

Form of Subscription Agreement

SUBSCRIPTION AGREEMENT

This Subscription Agreement (the “Agreement”) is made and entered into as of [_________], 2017, by and between Beam Therapeutics Inc., a Delaware corporation (the “Company”) and President and Fellows of Harvard College (the “Purchaser”).

WHEREAS, on the terms and subject to the conditions set forth herein, the Purchaser desires to subscribe for and purchase, and the Company proposes to sell to the Purchaser, [______] shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), as partial payment for the licenses and other rights granted to the Company by the Purchaser, pursuant to Section [    ] of that certain License Agreement, by and between the Company and the Purchaser, dated as of [__________], 2017 (the “License Agreement”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth and of other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Purchase And Sale Of Shares.

1.1. Purchase and Sale of Shares. Subject to the terms and conditions set forth herein, upon the execution hereof, the Company shall sell to the Purchaser, and the Purchaser shall purchase from the Company, the Shares as consideration for the licenses and other rights granted to the Company by the Purchaser pursuant to the License Agreement.

1.2. Delivery of Certificates Representing Purchased Shares. The Company shall deliver to the Purchaser a certificate in the name of the Purchaser representing the Shares purchased by the Purchaser.

1.3. Delivery of Joinder Agreements. The Purchaser shall deliver to the Company a joinder signature page to that certain Voting Agreement, by and among the Company and the parties set forth therein, dated on or about the date hereof, in substantially the form attached hereto as Exhibit A-1, and that certain Right of First Refusal and Co-Sale Agreement, by and among the Company and the parties set forth therein, dated on or about the date hereof, in substantially the form attached hereto as Exhibit A-2.

2. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof to the Company as follows:

2.1. Investment Representation. Such Purchaser is an “accredited investor” under Regulation D of the U.S. Securities Act of 1933, as amended (the “Securities Act”). Such Purchaser is aware that the Shares have not been registered under the Securities Act, or qualified under any state securities laws. The Shares are being acquired for investment purposes only and not for sale or with a view to distribution of all or any part thereof in violation of the securities laws.

2.2. Access to Information. Such Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of its purchase of the Shares and regarding the business, financial affairs and other aspects of the Company, and it has further had the opportunity to obtain any information (to the extent the Company possesses or can acquire such information without unreasonable effort or expense) which it deems necessary to evaluate its investment or to verify the accuracy of information otherwise provided to it.

2.3. Restricted Securities. Such Purchaser understands that the Shares will be characterized as “restricted securities” under the Securities Act and that under such laws and applicable regulations, the Shares may be resold without registration under the Securities Act only in certain limited circumstances, and that otherwise the Shares must be held indefinitely. Such Purchaser further represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and the conditions which must be met in order for Rule 144 to be available for resale of “restricted securities,” and understands the resale limitations imposed by the Securities Act.

2.4. Authority. Such Purchaser has authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Purchaser and (assuming the due authorization, execution and delivery by the Company) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

2.5. Organization. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

3. Representations and Warranties of the Company. The Company represents and warrants as of the date hereof to the Purchaser as follows:

3.1. Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement, sell the Shares and otherwise perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the Purchaser) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

3.2. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.3. Capitalization. The authorized capital stock of the Company immediately prior to consummation of the transactions contemplated by this Agreement consists solely of [_______] shares of Common Stock, of which [________] shares are issued and outstanding, and [__________] shares of Preferred Stock of which [__________] shares are issued and outstanding.

3.4. All currently issued and outstanding shares of Company capital stock are duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights. The Shares, when issued to the Purchaser under this Agreement, will be duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights.

4. Preemptive Rights.

4.1. Subject to the terms and conditions of this Section 4 and applicable securities laws, if the Company proposes to offer or sell any New Securities after the Financing Threshold (as defined in the License Agreement) has been achieved, the Purchaser shall have the right to purchase from the Company that portion of such New Securities as equals the proportion that the Common Stock then held by the Purchaser (including all shares of Common Stock then issuable upon conversion and/or exercise, as applicable, of Preferred Stock and any other equity securities then held by the Purchaser) bears to the total Common Stock of Licensee then outstanding on a Fully-Diluted Basis (as defined in the License Agreement). Following notice by the Company to the Purchaser, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered in aggregate and the corresponding number the Purchaser has the right to purchase, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities, the Purchaser may elect to purchase or otherwise acquire, at the price and on the terms specified in the notice, up to that portion of such New Securities eligible for purchase by the Purchaser by notification to the Company within twenty (20) days after the offer notice is given. The Company may elect to give notice to the Purchaser in advance of or within thirty (30) days following the issuance of New Securities.

4.2. “New Securities” shall mean, collectively, equity securities of the Company, whether or not currently authorized, but shall not include (a) Exempted Issuances (as defined in the License Agreement), (b) shares of common stock issued or issuable, and options, warrants or other rights to purchase Common Stock issued or issuable to Licensee’s employees, consultants, officers, directors, or advisors as part of an incentive compensation arrangement or to Licensee’s former employees, consultants, officers, directors, or advisors as part of a settlement of any dispute regarding incentive compensation arrangements, (c) shares of Common Stock issued or issuable to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction, or (d) shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation.

4.3. The Purchaser may not assign the rights set forth pursuant to this Section 4 without the consent of the Company to any third party other than Osage or a holder of the Preferred Stock of the Company; provided, however, that the Purchaser may assign the foregoing right without the consent of the Company to any third party other than Osage or a holder of the preferred stock of Licensee provided that in each such case, the Purchaser notifies the Company in writing in connection with the transfer of such rights.

4.4. The preemptive rights in this Section 4 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Certificate of Incorporation, as it may be amended and/or restated from time to time); or (ii) shares of Common Stock issued in a public offering.

4.5. The covenants set forth in this Section 4 shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately before the consummation of the Company’s first underwritten public offering of securities, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, (iii) upon a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation, as it may be amended and/or restated from time to time), or (iv) upon the termination of the License Agreement.

5. Miscellaneous.

5.1. Governing Law. This Agreement and all matters arising hereunder shall be governed by and construed under the laws of the State of Delaware, without regard to its conflicts of law rules or provisions.

5.2. Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable under the applicable law of any jurisdiction, (i) the remainder of this Agreement or the application of such provisions to other persons or circumstances or in other jurisdictions shall not be affected thereby, (ii) such invalid, illegal, or unenforceable provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such law, and (iii) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

5.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, and all of which when taken together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

5.4. Entire Agreement; Survival. This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter hereof and thereof, and supersedes any and all prior agreements or understandings between the parties hereto in respect of such subject matter. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances. The representations and warranties of the parties contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

BEAM THERAPEUTICS INC.

By:
Name:
Title:

PRESIDENT AND FELLOWS OF HARVARD COLLEGE

By:
Name:
Title:

Exhibit 4.4.5

Arbitration for Combination Products

1.

If Harvard and Licensee do not agree within [**] days upon the allocation based on the relative contribution of value of the Licensed Product and the Other Active Component(s) in a combination product as provided in Section 4.4.5, then either party may refer such disagreement (an “Allocation Dispute”) for resolution by arbitration in accordance with the terms of this Exhibit 4.4.5.

2.

If a party desires to pursue resolution of the Allocation Dispute, then the Allocation Dispute shall be submitted by either party for resolution in arbitration pursuant to the then current CPR Non-Administered Arbitration Rides (“CPR Rules”) (www.cpradr.org), except where they conflict with the provisions of this Exhibit 4.4.5, in which case these provisions control. The arbitration will be held in Boston, Massachusetts. All aspects of the arbitration shall be treated as confidential.

3.

The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both parties in writing. Each arbitrator shall be an attorney (active or retired) admitted to practice in a state of the United States with at least fifteen (15) years’ experience with a law firm or corporate law department of over twenty-five (25) lawyers, with substantial experience in negotiating or litigating complex transactions in the biopharmaceutical industry.

4.

The arbitration tribunal shall consist of three (3) arbitrators (each having the qualifications referred to in Paragraph 3 above), of whom each party shall designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4. The chair will be chosen in accordance with CPR Rule 6.4. If, however, the parties in their discretions agree, the arbitration tribunal may consist of a single arbitrator (having the qualifications referred to in Paragraph 3 above) chosen in accordance with the CPR Rules. Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that both parties are represented.

5.

The parties agree to select the arbitrator(s) within [**] days after initiation of the arbitration. The hearing will be concluded within [**] days after selection of the arbitrator(s), and the determination (as provided in Paragraph 8 below) will be rendered within [**] days after the conclusion of the hearing, or of any post-hearing briefing, which briefing will be completed by both sides within [**] days after the conclusion of the hearing. In the event the parties cannot agree upon a schedule, then the arbitrator(s) shall set the schedule following the time limits set forth above as closely as practical.

6.

The hearing will be concluded in [**] hearing days or less. Multiple hearing days will be scheduled consecutively to the greatest extent possible. A transcript of the hearing shall be made and shall be made available to the arbitrator(s) and each party.

7.

The arbitrator(s) shall be guided, but not bound, by the then current CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (“Protocol”). The parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the Protocol. If the parties cannot agree on discovery and presentation issues, the arbitrator(s) shall decide on presentation modes and provide for discovery guided by the Protocol, understanding that the parties contemplate reasonable discovery.

8.

The arbitrator(s) shall determine the fraction, C/C+D, by which total Net Sales of a combination product that is the subject of the Allocation Dispute shall be multiplied (as contemplated under Section 4.4.5) in a country during the applicable royalty reporting period prior to calculation of the royalty to Harvard, where C is the relative contribution of value of the Licensed Product in such combination product and D is the relative contribution of value of the Other Active Components in such combination product. The arbitrator(s) shall decide the merits of any Allocation Dispute in accordance with the laws of the Commonwealth of Massachusetts, without application of any principle of conflict of laws that would result in reference to a different law. The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

9.

The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and shall endeavor to decide such motions as would a United States District Court Judge located in the District of Massachusetts. A determination shall be entered if a dispositive motion is granted that fully resolves the Allocation Dispute.

10.

The arbitrator(s) shall render a written opinion stating the reasons upon which the determination is based. The parties irrevocably consent to the jurisdiction of any and all state and federal courts sitting in the Commonwealth of Massachusetts for the enforcement of the provisions of this Exhibit 4.4.5. Any other court with jurisdiction may act in the same fashion.

11.	Rule 14 of the CPR Rules does not apply to this Agreement.

12.	The parties shall share equally the cost of the arbitration by the arbitrator(s), and each party shall bear its own costs and attorneys’ fees associated with the arbitration.

Exhibit 4.7

Success Payments

1. Definitions. Capitalized terms used in this Exhibit that are not otherwise defined in the Agreement to which this Exhibit is attached shall have the following meanings:

1.1. “Affiliate” means, with respect to a person, organization or entity, any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.

1.2. “Fair Market Value” [**].

1.3. “Multiple of Initial Equity” [**].

1.4. [**]

1.5. “Success Payment Amount” means the positive difference, if any between (A) the amount (in millions) set forth in the table in Section 2 of this Exhibit 4.7 set forth opposite the greatest Trigger Value that the Multiple of Initial Equity as of the [**] meets or exceeds, less (B) all payments that had previously been paid or become payable to Harvard in accordance with Section 2 on a prior [**].

1.6. “Success Payment Date” means (i) with respect to any Success Payment arising as a result of an [**], each such [**] (plus a [**] grace period at Licensee’s option if Licensee is contemplating capital market transactions during the grace period such as a follow-on offering, provided that no grace period shall be available to Licensee as a result of a secondary offering with no primary offering component), (ii) with respect to any Success Payment arising as a result of a [**], the earlier of (a) the date on which any proceeds from the Licensee Sale are paid or distributed to any stockholder and (b) the date that is [**] days after the [**], (iii) with respect to any Success Payment arising as a result of a [**], the date that is [**] days after the [**] pursuant to which such Success Payment obligation arises, and (iv) with respect to any other Success Payment, the date that is the [**] pursuant to which such Success Payment obligation arises.

1.7. [**]

1.8. “Success Payment Value” means, with respect to each share of [**] and as of any [**], the aggregate of (i) all dividends and other distributions (including the fair market value of non-cash distributions) made to the holders of [**] with respect to each such share on or before the [**] and (ii) the Fair Market Value of each such share of [**] (excluding any dividends and other distributions included under the foregoing clause (i)) as of such [**].

1.9. [**]

2. Success Payments. [**]. If the Multiple of Initial Equity as determined with respect to such [**] is equal to or exceeds any of the values of the Multiple of Initial Equity set forth in the table below (the “Trigger Values”), Licensee shall notify Harvard within [**] calendar days of such [**] and pay to Harvard a payment equal to the Success Payment Amount. Such Success Payment Amount shall payable within [**] days of the Success Payment Date with respect to such Success Payment Amount, in cash or cash equivalents or, in the Licensee’s sole discretion, in publicly tradable shares of the Licensee’s common stock, or any combination thereof.

[**]	Success Payment (U.S. Dollars)
[**]	Five Million Dollars ($5,000,000)
[**]	[**]
[**]	[**]
[**]	[**]
[**]	One Hundred Five Million Dollars ($105,000,000)

Notwithstanding any termination of the [**], Licensee’s obligation to pay the Success Payment Amount earned with respect to a transaction (taking account of all payments received under such transaction, including post-closing payments), shall survive such termination of the [**] until such payment has actually been made in full. Furthermore, notwithstanding any termination of the [**] or any other provision to the contrary herein, any post-closing payments will be aggregated with all prior payments made at the closing of the applicable transaction for purposes of determining the Success Payment Value and any Success Payment Amount due, with the Success Payment Value and the Success Payment Amount being recalculated as post-closing payments are received, and giving such post-closing payment the same weight in the calculation of the Success Payment Amount as payments that had already been received pursuant to the transaction as of its [**].

For purposes of this Section 2 of this Exhibit 4.7 (and the other provisions of this Section 2 to the extent necessary for the application or interpretation of the terms of this Section 2), the term “Licensee” shall include the term “Acquirer.”

3. Fair Market Value. The Fair Market Value with respect to each share of [**] as of any [**] shall be determined as follows:

3.1. With respect to any Success Payment arising as a result of the [**], the “Fair Market Value” will be the average of the closing trading prices of a share of the common stock of Licensee over the consecutive [**] period ending on the applicable [**].

3.2. With respect to any [**] in which the sole consideration received for each share of [**] is cash, the “Fair Market Value” will be the cash received for each share of [**].

3.3. With respect to any [**] in which the consideration received for each share of [**] is other than solely cash, then the “Fair Market Value” shall be the cash, marketable securities, or other property received for each share of the Licensee’s [**] in such transaction, determined as set forth below and in accordance with the Fair Market Value Methodology (as defined in Section 4.5 of this Exhibit 4.7).

4. Notice of and Objection to Fair Market Value.

4.1. Within [**] calendar days of the [**], Licensee shall deliver to Harvard a proposed Fair Market Value by written notice (the “Licensee Notice”), which notice shall include a description of the method used to calculate, and the details of the calculation of, such Fair Market Value. If Harvard does not object to such written notice by delivering written notice to Licensee of Harvard’s objection within [**] calendar days (an “Objection Notice”), the Fair Market Value shall be the Fair Market Value proposed in such Licensee Notice. Within [**] calendar days of the delivery of such Objection Notice (the end of such [**] calendar day period being the “Trigger Date”), each of Harvard and Licensee shall consult with each other and attempt in good faith to agree upon a Fair Market Value with the Fair Market Value being the price so agreed in writing if agreement is reached within such time period.

4.2. If Harvard and Licensee fail to mutually agree on a Fair Market Value by the Trigger Date, then a person(s) selected in accordance with the provisions of Section 4.4 of this Exhibit 4.7, to act as an expert and not as an arbitrator (the “Valuation Expert”), at the expense of each of Harvard and Licensee in equal proportions, for the purpose of making the determination referred to here, with such Valuation Expert instructed to determine its independent estimate of the Fair Market Value (the “Valuation Expert’s Estimate”) in accordance with the Fair Market Value Methodology within [**] calendar days after being appointed (it being understood that neither Party shall provide the Valuation Expert with its respective Fair Market Value Notices nor disclose to such Valuation Expert the contents thereof and that the Parties shall make available to such Valuation Expert access on a confidential basis to such books, accounts, records and forecasts as reasonably requested and believed to be necessary to determine the Fair Market Value).

4.3. The Fair Market Value shall then conclusively be deemed to equal the Valuation Expert’s Estimate, and such value shall be final and binding on the Parties hereto (it being understood that for the avoidance of doubt no Party shall be able to contest the Valuation Expert’s Estimate based on any claim of non-adherence to the Fair Market Value Methodology).

4.4. If Licensee and Harvard fail to mutually agree on a Valuation Expert within [**] calendar days of the Trigger Date, each of Licensee and Harvard shall, within [**] calendar days thereafter, appoint two independent public accountants (that shall each not be an Affiliate or service provider of any of Licensee or its Affiliates or Harvard at the time of arbitration), who shall try to mutually agree on a third party Valuation Expert. If such independent public accountants fail to mutually agree on such Valuation Expert within [**] calendar days from appointment, each of such independent public accountants shall appoint two additional independent public accountants within [**] calendar days, and the Valuation Expert will be selected from among the four (4) independent public accountants by drawing lots. The Success Payment Date will be extended by up to [**] calendar days if necessary to complete the process of designation of the Valuation Expert.

4.5. All Fair Market Value determinations set forth in any Fair Market Value Notice pursuant to this Exhibit 4.7 and all valuations estimated and/or determined by the Valuation Expert must adhere to the following requirements (the “Fair Market Value Methodology”):

4.5.1. subject to the below, be in accordance with industry standard valuation methodologies including but not limited to revenues, price-earnings ratio, free cash flow, EBITDA multiples or other appropriate metrics;

4.5.2. be, subject to Section 4.5.3 of this Exhibit 4.7, based on the actual historical results of the operations of Licensee as reflected on its audited and unaudited financial statements and reasonable forecasts of up to five (5) years assuming ordinary course of operations of Licensee consistent with past practice unless Licensee’s results of operations show a loss for any portion of such period;

4.5.3. and for the avoidance of doubt, specifically, take into full account the working capital balances of Licensee and assume that any financial indebtedness or negative working capital balances of Licensee are paid off or offset in full with available cash (with the consequences or repayment or failure to offset with available cash transferred reflected as a degradation to the Fair Market Value).